                                                                       EXHIBIT 2



                   ------------------------------------------


                          AGREEMENT AND PLAN OF MERGER


                   ------------------------------------------

                                  BY AND AMONG

       FRESH INTERNATIONAL CORP., A DELAWARE CORPORATION (THE "COMPANY"),

       PERFORMANCE FOOD GROUP COMPANY, A TENNESSEE CORPORATION ("PARENT"),

                                       AND

               PFGC ACQUISITION CORP., DELAWARE CORPORATION AND A
              WHOLLY OWNED SUBSIDIARY OF PARENT ("ACQUISITION SUB")





                           DATED AS OF AUGUST 9, 2001

                          AGREEMENT AND PLAN OF MERGER

                                TABLE OF CONTENTS

                                                                                  Page
                                                                                  ----

I.   CLOSING........................................................................1

II.  THE MERGER.....................................................................1
     2.1        Stockholders' Approval..............................................1
     2.2        The Merger..........................................................1
     2.3        Consummation of the Merger; Effects of Merger.......................2
     2.4        Certificate of Incorporation and Bylaws; Directors and
                 Officers of the Surviving Corporation..............................2
     2.5        Closing Payments....................................................2
     2.6        Conversion of Outstanding Capital Stock.............................3
     2.7        Net Worth Adjustment................................................4
     2.8        Contingent Payment..................................................5
     2.9        Appraisal Rights....................................................6
     2.10       Exchange of Certificates............................................6

III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................................7
     3.1        Corporate Status....................................................7
     3.2        Capitalization......................................................8
     3.3        Authority...........................................................8
     3.4        No Conflict.........................................................9
     3.5        Financial Statements................................................9
     3.6        Real Property.......................................................9
     3.7        Assets.............................................................10
     3.8        Material Contracts.................................................11
     3.9        Intellectual Property..............................................12
     3.10       Litigation, Claims and Proceedings.................................12
     3.11       Environmental and Safety and Health Matters........................12
     3.12       Permits............................................................13
     3.13       Compliance with Law................................................13
     3.14       Consents...........................................................14
     3.15       Employee Matters and Benefit Plans.................................14
     3.16       Insurance..........................................................18
     3.17       Taxes..............................................................18
     3.18       Absence of Undisclosed Liabilities.................................20
     3.19       Conduct in the Ordinary Course.....................................20
     3.20       Absence of Questionable Payments...................................21
     3.21       Accounts Receivable................................................21
     3.22       Customers and Suppliers............................................21
     3.23       Inventory..........................................................21
     3.24       Corporate Records..................................................22
     3.25       Product Warranties.................................................22
     3.26       Relationships With Related Persons.................................22
     3.27       Full Disclosure....................................................22

     3.28       Finder's Fee.......................................................22
     3.29       Labor Matters......................................................22
     3.30       Orders, Commitment and Returns.....................................23

IV.  REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB..................23
     4.1        Corporate Status...................................................23
     4.2        Authority..........................................................23
     4.3        No Conflict........................................................23
     4.4        Compliance with Law................................................24
     4.5        Consents...........................................................24
     4.6        Adequate Funds.....................................................24
     4.7        Finder's Fee.......................................................24
     4.8        No Prior Activities................................................24
     4.9        No Reliance........................................................24

V.   COVENANTS AND AGREEMENTS......................................................25
     5.1        Conduct of Business Prior to Closing...............................25
     5.2        Access to Records and Properties...................................26
     5.3        Consents...........................................................27
     5.4        Public Announcements...............................................28
     5.5        Non-Solicitation...................................................28
     5.6        Further Action.....................................................28
     5.7        Insurance, Indemnity...............................................28
     5.8        Benefit Plans......................................................29
     5.9        No Financing Contingency...........................................30
     5.10       Tax Returns........................................................31
     5.11       Review of Parent Change of Control Agreements......................31
     5.12       Environmental Diligence and Reimbursement..........................31
     5.13       Texas Operations...................................................31
     5.14       Benefit Filings....................................................31
     5.15       Unsigned Leases....................................................32
     5.16       Modification of Escrow Agreement...................................32

VI.  CONDITIONS TO OBLIGATIONS OF PARENT AND ACQUISITION SUB.......................32
     6.1        No Litigation......................................................32
     6.2        Truth of Representations and Warranties............................32
     6.3        Fulfillment of Covenants...........................................33
     6.4        Certified Resolutions..............................................33
     6.5        Documents..........................................................33
     6.6        Consents and Approvals.............................................34
     6.7        Termination of Pension Plan........................................34

VII. CONDITIONS TO OBLIGATIONS OF THE COMPANY......................................34
     7.1        Legality of Merger.................................................34
     7.2        Truth of Representations and Warranties............................35
     7.3        Fulfillment of Covenants...........................................35
     7.4        Certified Resolutions..............................................35

     7.5        Documents..........................................................35
     7.6        Consents and Approvals.............................................36
     7.7        Evidence of Insurance..............................................36

VIII.TERMINATION; EFFECT OF TERMINATION............................................36
     8.1        Termination........................................................36
     8.2        Effect of Termination..............................................37

IX.  REIMBURSEMENT AND INDEMNIFICATION.............................................38
     9.1        Reimbursement from Escrow Fund.....................................38
     9.2        Time Limitation; Common Stockholders...............................38
     9.3        Other Limitations; Escrow Amount...................................39
     9.4        Tax Treatment......................................................41
     9.5        Assignment of Claims...............................................41
     9.6        Indemnification by Parent..........................................41
     9.7        Time Limitation; Parent............................................41
     9.8        Limitation on Amount; Parent.......................................41
     9.9        Procedure..........................................................42
     9.10       Survival of Representations and Warranties.........................42
     9.11       Common Stockholders' Representatives...............................42
     9.12       Payments out of Escrow Fund........................................43

X.   MISCELLANEOUS.................................................................44
     10.1       Assignability......................................................44
     10.2       Binding Effect.....................................................44
     10.3       Notices............................................................44
     10.4       Counterparts and Fax...............................................45
     10.5       Disclosure Schedule and Exhibits...................................45
     10.6       Governing Law and Forum............................................45
     10.7       Headings...........................................................45
     10.8       Amendment..........................................................45
     10.9       Entire Agreement...................................................45
     10.10      Waivers............................................................45
     10.11      Third-Party Rights.................................................46
     10.12      Severability.......................................................46
     10.13      Arbitration........................................................46
     10.14      Knowledge..........................................................47
     10.15      Expenses...........................................................47

XI.  DEFINITIONS...................................................................47
     11.1       Defined Terms......................................................47

                                    EXHIBITS


         1.       Form of Voting Agreement
         2.       Form of Escrow Agreement
         3.       Calculation of Net Worth
         4.       Purchase Price Adjustments
         5.       Procedures for Calculating Fruit Sales and Synergies
         6.       Form of Parent Employment Agreement
         7.       Form of Non-Competition Agreement
         8.       Form of Non-Investment Agreement
         9.       Form of Release
         10.      Legal Opinions

                               DISCLOSURE SCHEDULE

         3.2(a)            Capitalization
         3.2(b)            Subsidiaries
         3.4               Non-Contravention
         3.6(a)            Real Property
         3.6(b)            Exceptions to Owned Real Property
         3.6(c)            Exceptions to Leased Real Property
         3.7               Title to Assets
         3.8(a)            Material Contracts
         3.8(b)            Material Contract Defaults
         3.9               Intellectual Property
         3.10              Litigation
         3.11              Environmental Matters
         3.12              Permits
         3.13              Compliance With Law
         3.14              Governmental Consents
         3.15(a)           Employment Agreements
         3.15(b)           Benefit Plans
         3.15(c)           Liability Relating to Specified Plans
         3.15(e)           Other Employee Matters
         3.16              Insurance
         3.17(a)           Tax Returns; Tax Penalty, Interest or Deficiency Assessments;
                             Pending Audits
         3.17(d)           Tax Code Section 481(a)
         3.17(k)           Qualified Subchapter S Subsidiaries
         3.19              Conduct of Business
         3.21              Accounts Receivable
         3.22              Customers and Suppliers
         3.23              Inventory
         3.25              Product Warranties
         3.26              Relationships with Related Persons
         3.29              Labor Matters
         5.1(a)            Conduct of Business in the Ordinary Course
         5.12              Environmental Diligence
         9.11              Alternate Representatives

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER is made as of this 9th day of August, 2001 by and among Fresh International Corp., a Delaware corporation (the "Company"), Performance Food Group Company, a Tennessee corporation ("Parent"), and PFGC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition Sub").

                                  WITNESSETH:

         WHEREAS, Parent has formed Acquisition Sub for the purposes of merging with and into the Company (the "Merger") and acquiring the Company as a wholly owned subsidiary;

         WHEREAS, the Boards of Directors of Acquisition Sub and the Company, and Parent as the sole stockholder of Acquisition Sub, have each approved the terms of the Merger; and

         WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, certain Common Stockholders have entered into a Voting Agreement (the "Voting Agreement"), the form of which is attached hereto as Exhibit 1, pursuant to which each such Common Stockholder agrees, among other things, to vote any and all of such Common Stockholder's shares of Common Stock in favor of the Merger and the other transactions contemplated by this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

         I. CLOSING. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated under this Agreement (the "Closing") shall take place at the offices of Gibson, Dunn & Crutcher LLP, located at 333 South Grand Avenue, Los Angeles, California, on the commencement of business on the fourth Business Day following (a) the satisfaction or waiver of all of the conditions to the obligations of the parties set forth herein (other than conditions that by their terms are to be satisfied on the Closing
Date) and (b) the first to occur of (i) the date and time that Parent notifies the Company that it has sufficient funds for the payment of the Initial Merger Consideration and the Closing Date Payments and (ii) November 9, 2001, or at such other place and on such other date and time as the parties may mutually agree in writing (the time and date on which the Closing occurs hereinafter is referred to as the "Closing Date").

         II.      THE MERGER.

         2.1 Stockholders' Approval. The Company shall, promptly following execution of this Agreement and in no event later than forty (40) days after the date hereof, submit this Agreement and the terms of the Merger to the Common Stockholders for approval in accordance with the applicable provisions of the DGCL.

         2.2 The Merger. Subject to the terms and conditions of this Agreement and the Agreement of Merger, and in accordance with the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company pursuant to the Agreement of Merger, with the Company as the surviving corporation (in such capacity, the "Surviving Corporation"), the separate existence of Acquisition Sub shall thereupon cease and the Company, as the Surviving Corporation in the Merger, shall continue its corporate existence under the laws of the State of Delaware.

         2.3 Consummation of the Merger; Effects of Merger. Pursuant to the DGCL, the parties hereto shall cause the Agreement of Merger and related certificates to be filed, as promptly as practicable on the Closing Date, in the offices of the Secretary of State for the State of Delaware. The Merger shall become effective immediately upon the filing of the Agreement of Merger and related certificates with the office of the Secretary of State for the State of Delaware in accordance with the DGCL (the date and time of such filing being the "Effective Time"). At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

         2.4 Certificate of Incorporation and Bylaws; Directors and Officers of the Surviving Corporation.

                  (a) At the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to be identical to the certificate of incorporation and bylaws, respectively, of Acquisition Sub, as in effect immediately prior to the Effective Time, until amended or repealed as provided therein or by applicable law.

                  (b) The directors of Acquisition Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their successors are elected or appointed and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

                  (c) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office until the earlier of their death, resignation or removal.

         2.5      Closing Payments.

                  (a) At the Closing, the Company shall (i) pay, or cause to be paid, the Company Indebtedness, (ii) except as otherwise agreed in writing among the Parent, the Company and any holder (each, a "Unit Holder") of a phantom stock unit (a "Unit") issued under the Phantom Stock Plan, pay to the Disbursement Agent for distribution to the Unit Holders the aggregate amount owed on the Closing Date under each vested and unvested Unit that is outstanding immediately prior to the Effective Time (the "Phantom Deferred Compensation"),
(iii) pay, or cause to be paid, the aggregate amount owed under the Company's value creation pool (the "Other Deferred Compensation" and together with the Phantom Deferred Compensation, the "Deferred Compensation") and (iv) pay, or cause to be paid, all fees and expenses incurred by the Company in connection with the transactions contemplated by this Agreement including without limitation the fees payable to Morgan Stanley & Co. Incorporated (the "Closing Fees" and, collectively with the Company Indebtedness and the Deferred Compensation, the "Closing Date Payments"). The amount of the Closing Date Payments shall be transferred on the Closing Date from Parent to the Company on behalf of and for the benefit of the Common Stockholders or, at the Representatives' option, Parent shall satisfy the Company's obligations set forth in this Section 2.5 by paying such amounts directly to the recipients thereof on the Closing Date. Not less than two (2) Business Days prior to the Closing, the Company shall deliver to Parent a statement (the "Closing Payment Statement") setting forth the amount of the Closing Date Payments.

                  (b) At the Closing, Parent shall deposit cash in the amount of Fifteen Million Dollars ($15,000,000) (the "Escrow Amount") in an escrow account to be maintained with Wilmington Trust Company (the "Escrow Agent"), which shall be held in connection with (i) any potential payments to Parent by the Common Stockholders pursuant to Section 2.7 of this Agreement and
(ii) any potential reimbursement of Parent from the Escrow Fund pursuant to
Section 9.1 of this Agreement. The Escrow Amount shall be held under the terms of an escrow agreement (the "Escrow Agreement") substantially in the form of
Exhibit 2 attached hereto.

         2.6 Conversion of Outstanding Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company or the holder of any of the following securities:

                  (a) Each share of Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares as to which appraisal rights are perfected under Section 262 of the DGCL and any shares of Common Stock that are owned by the Company or any Subsidiary) shall be canceled and extinguished and be converted automatically into and become a right to receive an amount, payable without interest at the Closing, in cash equal to the quotient of the Initial Merger Consideration divided by the number of Common Shares Outstanding (the "Initial Per Share Merger Consideration"). The "Initial Merger Consideration" shall equal Two Hundred Ninety Million Dollars ($290,000,000) (i) minus the Closing Date Payments, (ii) plus the amount by which (A) ninety-five percent (95%) of the Estimated Closing Date Net Worth exceeds (B) the net worth of the Company on July 31, 2001 calculated in accordance with the methodology set forth in Exhibit 3 (it being acknowledged by all parties that the numbers contained in Exhibit 3 are for illustrative purposes only) and otherwise calculated in accordance with GAAP (the "Baseline Net Worth") or minus the amount by which (x) the Baseline Net Worth exceeds (y) ninety-five percent (95%) of the Estimated Closing Date Net Worth, (iii) less the Escrow Amount, (iv) plus the amount of cash and cash equivalents held by the Company as of the close of business on July 31, 2001 and (v) less the principal and any accrued but unpaid interest on the items set forth in Exhibit 4, calculated as of July 31, 2001.

                  (b) Each share of Common Stock that is owned by the Company or by any Subsidiary and issued and outstanding immediately prior to the Effective Time shall be canceled without any conversion thereof, and no payment shall be made with respect thereto.

                  (c) Each share of the common stock, par value $1.00 per share, of Acquisition Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation, so that after the Effective Time Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation's common stock.

         2.7      Net Worth Adjustment.

                  (a) Not later than three (3) Business Days prior to the Closing, the Company will in good faith estimate, on a reasonable basis using the Company's then available financial information, the Closing Date Net Worth (such estimate, the "Estimated Closing Date Net Worth").

                  (b) As soon as practicable after the Closing Date, and in any event no later than forty-five (45) days thereafter, Parent shall prepare in good faith and on a reasonable basis a closing statement reflecting the Closing Date Net Worth (the "Closing Statement"), and furnish to the Representatives the Closing Statement together with the Parent's underlying workpapers pertaining thereto. The Representatives shall have the right to review the Closing Statement and such underlying work papers and to dispute or disagree with the Closing Statement. The Closing Statement shall become final and binding for purposes of this Agreement unless the Representatives shall have furnished written notice to Parent of any dispute or disagreement with the Closing Statement within thirty (30) days after the Representatives' receipt of the same. Such notice shall specify, in reasonable detail, the nature and extent of such dispute or disagreement.

                  (c) If the Representatives timely notify Parent of any dispute or disagreement with the Closing Statement, the Representatives and Parent shall negotiate to resolve such dispute or disagreement in good faith. If the Representatives and Parent are unable to resolve such dispute or disagreement within thirty (30) days after receipt by Parent of the Representatives' written notice of dispute or disagreement, Parent or the Representatives shall jointly retain an independent accounting firm of recognized national standing, other than any such accounting firm having a relationship with any of the parties hereto (the "Firm"), to resolve any remaining disputes. The Firm shall act as an arbitrator to determine and resolve such dispute or disagreement, based solely on the presentations by the Representatives and Parent and not by independent audit. The Firm shall make its determination regarding such dispute or disagreement within thirty (30) days after the date upon which the Representatives and Parent submit the dispute or disagreement, together with their presentation and evidence, and in that undertaking shall not be required to follow any particular procedure but shall proceed in a manner designed to achieve a prompt and economic resolution of the dispute. The Firm shall set forth its determination, which shall be binding and conclusive, in a written statement delivered to Parent and the Representatives, stating its reasons therefor.

                  (d) Promptly following the date upon which the Closing Statement becomes final and binding in accordance with the procedures set forth in this Section 2.7, but not later than five (5) Business Days after such date,
(i) Parent shall pay to the disbursement agent designated by the Representatives (the "Disbursement Agent"), for immediate distribution to the Common Stockholders and the Unit Holders pursuant to a disbursement agent agreement (the "Disbursement Agent Agreement") in form and substance reasonably satisfactory to the Company and Parent, as additional Merger Consideration, (A) the amount, if any, by which the Closing Date Net Worth, as reflected on the final and binding Closing Statement (the "Final Closing Date Net Worth"), exceeds ninety-five percent (95%) of the Estimated Closing Date Net Worth used to determine the Initial Merger Consideration pursuant to Section 2.6 plus (B) an amount equal to 38% of the portion of the amount owed pursuant to Section 2.7(d)(i)(A) which is to be paid, pursuant to the Phantom Stock Plan and/or the Company's value creation pool, to the beneficiaries thereof as calculated by the Representatives, which portion shall in no event be greater than 12.5% of the aggregate amount owed pursuant to Section 2.7(d)(i)(A), or (ii) the Representatives shall cause the Escrow Agent to pay to Parent from the Escrow Fund, the amount, if any, by which ninety-five percent (95%) of the Estimated Closing Date Net Worth used to determine the Initial Merger Consideration pursuant to Section 2.6 exceeds the Final Closing Date Net Worth; provided, however, that interest at the rate of four and one-half percent (4.5%) per annum shall accrue on, and be payable with respect to, the amount of any payment under this Section 2.7 from the Closing Date until the date upon which such payment is actually made.

         2.8      Contingent Payment.

                  (a) As additional Merger Consideration, Parent shall pay to the Disbursement Agent, for immediate distribution to the Common Stockholders and Unit Holders pursuant to the Disbursement Agent Agreement, (i) an amount (the "Contingent Payment") equal to (A) Ten Million Dollars ($10,000,000) multiplied by the sum of (I) a fraction, so long as such fraction is 1/2 or greater, the numerator of which is gross revenues from sales of fresh fruit ("Fruit Sales") by the Company (determined in accordance with the procedures set forth in Section 2.8(c)) during any consecutive twelve (12) month period beginning on or after the Closing Date as set forth in any Final Calculation and the denominator of which is Ten Million Dollars ($10,000,000), (II) a fraction, so long as such fraction is 1/2 or greater, the numerator of which is the aggregate value of realized synergies (determined in accordance with the procedures set forth in Section 2.8(c)) ("Synergies") during any consecutive twelve (12) month period beginning on or after the Closing Date as set forth in any Final Calculation and the denominator of which is Two Million Dollars ($2,000,000) and (III) provided that the Company's operating income for a given calendar year calculated in accordance with Exhibit 5 ("Operating Income") is in excess of the operating income targets for that calendar year as set forth on
Exhibit 5, 100%, less (B) the aggregate amount previously paid pursuant to
Section 2.8(a)(i) plus (ii) an amount equal to 38% of the portion of the amount owed pursuant to Section 2.8(a)(i) which is to be paid, pursuant to the Phantom Stock Plan and/or the Company's value creation pool, to the beneficiaries thereof as calculated by the Representatives, which portion will in no event be greater than 12.5% of the aggregate amount owed pursuant to Section 2.8(a)(i). In no event shall the Contingent Payment exceed Ten Million Dollars ($10,000,000).

                  (b) The Contingent Payment shall be paid to the Disbursement Agent within ten (10) days after determination of the Final Calculation pursuant to Section 2.8(c) below and at the written request of the Representatives in cash or immediately available funds by wire transfer to an account designated by the Disbursement Agent.

                  (c) Not later than forty-five (45) days after the end of the calendar quarter ending December 31, 2001 and each of the calendar quarters ending on the last day of March, June, September and December of 2002, 2003 and 2004 (the "Quarterly Periods"), Parent will prepare and present to the Representatives the calculations of Fruit Sales, Synergies and Operating Income for each month since the Closing Date for each Quarterly Period ending December 31, 2001, March 31, 2002, June 30, 2002 and September 30, 2002 and, for all
other Quarterly Periods, each twelve (12) month period ending on each month during such Quarterly Period (the "Proposed Calculations"). The parties agree that each Proposed Calculation shall be prepared so that it presents fairly the Fruit Sales, Synergies and Operating Income for such periods using practices and procedures specified in Exhibit 5 hereto. The Representatives and the Representative's auditors shall have the right to review and copy, promptly upon request, the workpapers of Parent utilized in preparing the Proposed Calculations for purposes of verifying the accuracy of the Proposed Calculations. The Proposed Calculations shall be binding upon the parties to this Agreement unless the Representatives give written notice of disagreement with any of said values or amounts or items in the Proposed Calculations to Parent within thirty (30) Business Days after their receipt of the Proposed Calculations, specifying in reasonable detail the nature and extent of such disagreement. If Parent and the Representatives mutually agree upon the Proposed Calculations within thirty (30) Business Days after Parent's receipt of such notice from the Representatives, such agreement shall be binding upon the parties to this Agreement. If the Representatives timely notify Parent of any dispute or disagreement with the Proposed Calculations, the Representatives and Parent shall negotiate in good faith to resolve such dispute or disagreement. If the Representatives and Parent are unable to resolve such dispute within thirty
(30) days after receipt by Parent of the Representatives' written notice of dispute or disagreement, Parent and the Representatives shall jointly retain a Firm to resolve any remaining disputes. The Firm shall act as an arbitrator to determine and resolve such dispute or disagreement, based solely on the presentations by the Representatives and Parent and not by independent audit. The Firm shall make its determination regarding such dispute or disagreement within thirty (30) days after the date upon which the Representatives and Parent submit the dispute or disagreement, together with their presentation and evidence, and in that undertaking shall not be required to follow any particular procedure but shall proceed in a manner designed to achieve a prompt and economic resolution of the dispute. The Firm shall set forth its determination, which shall be binding and conclusive, in a written statement delivered to Parent and the Representatives, stating its reasons therefor. The Proposed Calculations as finally determined pursuant to the method described in this
Section 2.8(c) with respect to any Quarterly Period shall be referred to as the "Final Calculation."

         2.9 Appraisal Rights. Common Stockholders who have complied with all requirements for demanding and perfecting appraisal rights as set forth in
Section 262 of the DGCL ("Dissenting Stockholders") are entitled to their rights under such laws. Each share of Common Stock held by Dissenting Stockholders shall not be converted into or represent the right to receive the Per Share Merger Consideration set forth herein. Dissenting Stockholders shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of Section 262 of the DGCL. Each share of Common Stock held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, when and as payable under the terms of this Agreement, without any interest thereon, upon surrender, in the manner provided in Section 2.10, of the certificate or certificates that formerly evidenced such shares. The Company shall give Parent prompt written notice of any assertions of appraisal rights or withdrawals of assertions of appraisal rights, and any other instrument in respect thereof received by the Company and the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.

         2.10     Exchange of Certificates.

                  (a) Upon the surrender to the Surviving Corporation of each certificate representing shares of Common Stock and a duly executed letter of transmittal (each, a "Letter of Transmittal") related thereto, the holder of such certificate shall be entitled to receive in exchange therefor by check or wire transfer (as selected by such holder) an amount in cash equal to the product of (i) the number of shares of Common Stock evidenced by such certificate and (ii) the Per Share Merger Consideration, when and as payable under the terms of this Agreement, and such certificate shall, after such surrender, be marked as canceled.

                  (b) If any consideration is to be paid to a Person other than the Person in which the certificate or option surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Person requesting such exchange shall pay to the Surviving Corporation any transfer or other taxes required by reason of the payment of such consideration to a Person other than that of the registered holder of the certificate or option so surrendered, or such Person shall establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

                  (c) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no transfers of any shares of Common Stock. If, after the Effective Time, certificates previously representing the Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for the appropriate Merger Consideration, when and as payable under the terms of this Agreement.

                  (d) The Company shall request each Common Stockholder to submit to Parent, not later than three (3) Business Days prior to Closing, instructions for delivery of the Initial Merger Consideration. At the Closing, and upon the surrender by each Common Stockholder of all of such Common Stockholder's certificates representing shares of Common Stock, along with a duly executed and delivered Letter of Transmittal related thereto, Parent shall cause Acquisition Sub to pay the Initial Merger Consideration calculated in accordance with Section 2.10(a) to the Disbursement Agent for disbursement to the respective Common Stockholders, in each case in accordance with the terms of this Agreement, the Disbursement Agent Agreement and the payment instructions delivered to Parent.

                  (e) Any portion of the Merger Consideration that would have been paid with respect to shares held by a Dissenting Stockholder shall be deposited with the Disbursement Agent for distribution in accordance with the terms of the Disbursement Agent Agreement.

         III.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company represents and warrants to Parent and Acquisition Sub as follows:

         3.1 Corporate Status. Each of the Company and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and each (a) has all requisite corporate power and authority to own, operate or lease all of its properties and assets and to carry on its business as it is now being conducted, and (b) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except where the failure to be so qualified, licensed or authorized would not have a Material Adverse Effect. The Company has delivered to Parent a true and complete copy of the certificate of incorporation and bylaws (or similar organization document), and all amendments thereto, of the Company and each Subsidiary, each as in effect on the date hereof.

         3.2      Capitalization.

                  (a) The Company's authorized capital stock consists solely of 40,000 shares of Common Stock, of which 5,976.5 shares are issued and outstanding. All of the Company's issued and outstanding Common Stock is validly issued, fully paid and nonassessable. The issued and outstanding Common Stock constitutes all of the issued and outstanding capital stock of the Company. Except as set forth in Section 3.2(a) of the Disclosure Schedule, there are (i) no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company, (ii) no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person or (iii) no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of its capital stock. Section 3.2(a) of the Disclosure Schedule sets forth a true and correct list of the Common Stockholders.

                  (b) Section 3.2(b) of the Disclosure Schedule sets forth a true and complete list of all Subsidiaries, listing for each Subsidiary its name, its jurisdiction of organization and the percentage of stock or other equity interest of each subsidiary owned by the Company or a Subsidiary. Other than the Subsidiaries or as otherwise set forth in Section 3.2(b) of the Disclosure Schedule, there are no other corporations, partnerships, joint ventures, associations or other similar entities in which the Company owns, of record or beneficially, any direct or indirect equity or other similar interest or any right (contingent or otherwise) to acquire the same. All of the issued and outstanding shares (or voting securities) of each of the Subsidiaries are validly issued, fully paid and nonassessable. Except as set forth in Section 3.2(b) of the Disclosure Schedule, (i) the Company owns directly or indirectly all of the outstanding shares of capital stock (or voting securities) of each Subsidiary free and clear of any Encumbrances, (ii) there are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the capital stock (or voting securities) of any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock (or voting securities) of, or any interest in, any Subsidiary, (iii) no Subsidiary is a member of, nor is any of its business conducted through, any partnership nor is any Subsidiary a participant in any joint venture or similar arrangement, and (iv) there are no voting trusts, stockholder arrangements, proxies or other arrangements or understandings in effect with respect to the voting or transfer of any shares of capital stock (or voting securities) of or any other interests in any Subsidiary.

         3.3 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than approval and adoption of this Agreement by the requisite number of holders of Common Shares Outstanding. The Common Stockholders who have executed the Voting Agreement beneficially own in the aggregate the number of shares of Common Stock necessary to approve this Agreement and the Merger. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors' rights.

         3.4 No Conflict. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will, assuming the approval and adoption of this Agreement by the requisite number of holders of Common Shares Outstanding,
(a) violate, conflict with or result in the breach of any term or provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Company or any of the Subsidiaries, (b) to the knowledge of the Company, conflict with or violate any Law applicable to the Company or any Subsidiary or any of their respective assets, properties or businesses, or (c) except as set forth in Section 3.4 of the Disclosure Schedule, conflict with or violate, result in the breach of any term or provision of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrances on any of the Company Stock or on any of the assets or properties of the Company or any Subsidiary pursuant to, any Material Contract.

         3.5      Financial Statements.

                  (a) The Company has previously provided to Parent true and complete copies of (i) the consolidated balance sheet as of February 28, 2001 and related consolidated statements of operations for the Company and its Subsidiaries for the three-year period ended February 28, 2001, in each case audited by Deloitte & Touche LLP, and (ii) the unaudited consolidated balance sheet as of June 30, 2001 and related unaudited consolidated statements of operations for the Company and its Subsidiaries for the three-month period ended June 30, 2001 (the "Financial Statements"). The June 30, 2001 balance sheet is referred to herein as the "Reference Balance Sheet."

                  (b) Each of the Financial Statements (i) has been prepared based on the books and records of the Company and its Subsidiaries in accordance with GAAP and the Company's normal accounting practices, consistent with past practice and with each other, and (ii) presents fairly, in all material respects, the consolidated financial condition, consolidated results of operations and consolidated statements of cash flow of the Company and its Subsidiaries as of the dates indicated or for the periods indicated.

         3.6      Real Property.

                  (a) Section 3.6(a) of the Disclosure Schedule sets forth a true and complete list of all of the Real Property used in the Business or owned or leased by the Company or any Subsidiary, including:

                           (i) with respect to the Owned Real Property, (a) if available, the street address of each parcel of Owned Real Property,
         (b) the current owner of each such parcel of Owned Real Property, and
         (c) a brief and general statement on the current use of each such parcel of Owned Real Property; and

                           (ii)     with respect to the Leased Real Property,
         (a) if available, the street address of each parcel of Leased Real Property, (b) the identity of the lessor and lessee of each such parcel of Leased Real Property, (c) the term of the leases pertaining to each such parcel of Leased Real Property and (d) a brief and general statement on the current use of each such parcel of Leased Real Property.

                  (b)      Except as otherwise set forth in Sections 3.6(b) or
3.7 of the Disclosure Schedule, (i) the Company or one of its Subsidiaries has good and marketable fee simple title to all of the Owned Real Property owned by it, free and clear of all Encumbrances, except Permitted Encumbrances, (ii) there are no leases, subleases, licenses, concessions or other agreements (written or oral) granting to any Person the right to use or occupy the Owned Real Property, and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein.

                  (c)      Except as otherwise set forth in Sections 3.6(c) or
3.7 of the Disclosure Schedule, to the Company's knowledge, all material Leased Real Property is held by the Company and the Subsidiaries under valid and outstanding leases or subleases (as the same may have been amended or modified) which are in full force and effect and neither the Company nor any Subsidiary has received notices of any material breach or default, or cancellation or termination thereunder, or has knowledge that any condition, event or circumstance with notice of lapse of time, or both, would constitute a material breach or default under such lease or sublease.

                  (d) Except as otherwise set forth in Sections 3.6(b) or 3.6(c) of the Disclosure Schedule, to the knowledge of the Company, the Company and its Subsidiaries have the legal right to use the Owned Real Property and the Leased Real Property in the operation of the Business as presently conducted.

                  (e) To the knowledge of the Company, all of the Owned Real Property have direct, perpetual vehicular access to and from public roads, and all of the Leased Real Property have direct vehicular access to and from public roads during the term of the Lease therefor.

         3.7 Assets. Except as disclosed in Section 3.7 of the Disclosure Schedule, either the Company or a Subsidiary, as the case may be, owns, leases or has the legal right to use all the properties and assets, including, without limitation, the Company Intellectual Property and the assets reflected in the Reference Balance Sheet (except for inventory or other assets disposed of in the ordinary course of business as presently conducted), but excluding the Real Property, used or intended to be used by the Company or a Subsidiary in the conduct of the Business (all such properties and assets being the "Assets"), except where the failure to own, lease or have such legal rights would not have a Material Adverse Effect. Either the Company or a Subsidiary, as the case may be, has good, valid and marketable title to, or in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except (a) as disclosed in Section 3.7 of the Disclosure Schedule, (b) for Permitted Encumbrances and (c) where the failure to have good, valid and marketable title to or valid and subsisting leasehold interests in such Assets would not have a Material Adverse Effect.

         3.8      Material Contracts.

                  (a) Section 3.8(a) of the Disclosure Schedule sets forth a true and complete list of all the Material Contracts of the Company and the Subsidiaries. As used herein, "Material Contracts" means all of the following:

                           (i) each agreement or arrangement of the Company or any Subsidiary of the Company that requires the payment or incurrence of Liabilities, or the rendering of services, by the Company or any Subsidiary, subsequent to the date of this Agreement of more than One Hundred Fifty Thousand Dollars ($150,000);

                           (ii) each agreement relating to, evidencing guaranteeing, or providing security for, Indebtedness in an amount in excess of One Hundred Fifty Thousand Dollars ($150,000);

                           (iii) each material sale, supply, distribution, commission, marketing or similar agreement to which the Company or any Subsidiary is a party or by which any of them is otherwise bound;

                           (iv) each material partnership, joint venture or other similar agreement to which the Company or any Subsidiary is a party or by which any of them is otherwise bound;

                           (v) each agreement, arrangement, contract or commitment of the Company restricting or otherwise affecting the ability of the Company to compete in the Business or otherwise in any jurisdiction;

                           (vi) each lease or sublease of Leased Real Property, Capital Lease and material lease or sublease of Assets;

                           (vii)    each Employment Agreement;

                           (viii) each material license or other agreement relating to the use of Intellectual Property, except for any of the foregoing related to the use of generally available computer software;

                           (ix) each agreement for the sale of a material Asset or material Real Property that has not yet been consummated and was not entered into in the ordinary course of business as presently conducted; and

                           (x) each other existing agreement, not otherwise covered by clauses (i) through (ix), (A) that requires payments by or to the Company or any Subsidiary in excess of $150,000 during any one year and has not been entered into in the ordinary course of business as presently conducted or (B) the loss of which would result in a Material Adverse Effect.

                  (b) Except as disclosed in Section 3.8(b) of the Disclosure Schedule:

                           (i) neither the Company nor any Subsidiary party to any Material Contract, nor, to the knowledge of the Company, any other party thereto, is in material breach thereof or material default thereunder, or has given notice of material breach or material default to any other party thereunder;

                           (ii) each Material Contract is valid and binding on the Company and its relevant Subsidiaries and, to the knowledge of the Company, each respective counterparty thereto, and each Material Contract is in full force and effect, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors' rights; and

                           (iii) Since January 1, 2001, no counterparty to a Material Contract has made a written demand to the Company or a Subsidiary to renegotiate the amounts to be paid by or payable to the Company or its Subsidiaries under such Material Contract.

         3.9 Intellectual Property. Section 3.9 of the Disclosure Schedule sets forth a true and complete list of all Intellectual Property owned or used by the Company or any Subsidiary in the conduct of the Business ("Company Intellectual Property"). Immediately after the Closing, the Company will have the same rights to all of the Company Intellectual Property on the same terms and conditions as in effect prior to the Closing, except where the failure to have such rights would not have a Material Adverse Effect. There are no pending Actions that assert that the Company violates or infringes the trade names, trademarks, trademark registrations, service names, service marks or copyrights of others. To the knowledge of the Company, neither the Company nor any Subsidiary infringes upon or unlawfully or wrongfully uses any Intellectual Property owned by another Person. Since January 1, 1998, neither the Company nor any Subsidiary has received any notice alleging any infringement upon or unlawful or wrongful use of any Intellectual Property owned or claimed by another Person that remains unresolved on the date hereof.

         3.10     Litigation, Claims and Proceedings. Except as set forth in
Section 3.10 of the Disclosure Schedule, there are no Actions that have been brought by or against any Governmental Authority or any other Person pending or, to the knowledge of the Company, threatened, (i) against or by the Company, any Subsidiary, any Assets, any Owned Real Property, any Leased Real Property or the Business which could result in liability to the Company or any Subsidiary in excess of Two Hundred Seventy-Five Thousand Dollars ($275,000) or (ii) which seeks to enjoin or rescind the transactions contemplated by this Agreement. There are no existing Governmental Orders naming the Company or any Subsidiary as an affected party. The Company makes no representation in this Section 3.10 as to any matter specifically covered by Sections 3.9, 3.11 or 3.17 of this Agreement.

         3.11 Environmental and Safety and Health Matters. Except as disclosed in Section 3.11 of the Disclosure Schedule:

                  (a) The Company and its Subsidiaries have obtained all material Permits that are required under any Environmental Law for the operation of the Business as the Business is currently being conducted. All such Permits are valid, in full force and effect, and will survive the Closing without material modification.

                  (b) The Company and its Subsidiaries are in material compliance with all material Permits required under all Environmental Laws that are used in the operation of the Business as the Business is currently being conducted. To the knowledge of the Company, no circumstances exist which could cause any such Permit to be revoked, modified or rendered non-renewable upon payment of the permit fee.

                  (c) The Company, its Subsidiaries and the Real Property are in material compliance with all Environmental Laws. No Hazardous Substance is located on any Real Property, except in material compliance with all Environmental Laws. To the knowledge of the Company, no fact or circumstance exists which could reasonably be expected to involve the Company or any Subsidiary in any environmental litigation, or impose upon the Parent or Surviving Corporation any environmental liability which could have a Material Adverse Effect.

                  (d) Neither the Company nor any Subsidiary has had a material disposal or release of any Hazardous Substances on, under, in, from or about the Real Property.

                  (e) Neither the Company nor any Subsidiary has disposed or arranged for the disposal of Hazardous Substances on any third party property that has subjected or may subject the Company or its Subsidiaries to material liability under any Environmental Law.

                  (f) The Company has not received any written notice, demand, letter, claim or request for information relating to the Real Property alleging violation of or liability under any Environmental Law and the Company is subject to no proceedings, actions, orders, decrees, injunctions or other claims alleging liability under any Environmental Law.

                  (g) The Company has delivered to Parent copies of all environmental assessments, audits, studies, and other environmental reports in its possession relating to the Company and the Real Property.

                  (h)      Except for such expenditures which are scheduled on
Section 5.1(a) of the Disclosure Schedule, the Company is not required to make any capital or other expenditures to comply with any Environmental Law exceeding One Hundred Fifty Thousand Dollars ($150,000).

         3.12 Permits. Except as disclosed in Sections 3.11(a) and 3.12 of the Disclosure Schedule, the Company and the Subsidiaries have all material Permits which are necessary to own and operate the Assets and the Real Property and to conduct the Business as it is presently being conducted.

         3.13 Compliance with Law. Except as disclosed in Section 3.13 of the Disclosure Schedule, the Company and the Subsidiaries, to the knowledge of the Company, have conducted since January 1, 1998, and are currently conducting the Business in all material respects, in accordance with all Laws and Governmental Orders applicable to the Company or any Subsidiary or any of the Assets, the Real Property or the Business. Except as disclosed in Section 3.13 of the Disclosure Schedule, neither the Company nor any Subsidiary has received any outstanding or uncured written notice alleging any material default or material violation of any Law or Governmental Order. The Company makes no representation in this Section 3.13 as to any matter specifically covered by
Section 3.9, 3.11 or 3.17 of this Agreement.

         3.14 Consents. Except for the notification requirements of the HSR Act and as disclosed in Section 3.14 of the Disclosure Schedule, no action, approval, consent or authorization by, or any other order of, filing with or notification to any Governmental Authority is or will be necessary to make this Agreement or any of the agreements or instruments to be executed, performed and delivered by the Company pursuant hereto a legal, valid and binding obligation of the Company, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors' rights, or to consummate the transactions contemplated hereunder.

         3.15     Employee Matters and Benefit Plans.

                  (a) Section 3.15 of the Disclosure Schedule identifies all consulting or employment agreements and other agreements with individual consultants, directors or employees to which the Company or any Subsidiary is a party and which are either currently effective or will become effective at the Closing Date and in which the Company is obligated to make annual cash payments in an amount exceeding $100,000 (the "Employment Agreements"). Copies of all such written agreements as well as any employee handbooks, personnel manuals and job application forms used by the Company or its Subsidiaries have been delivered to Parent.

                  (b) Section 3.15 of the Disclosure Schedule contains a complete list of "Plans" and identifies whether the Plan is maintained, administered or contributed to by the Company, a Subsidiary or an ERISA Affiliate, consisting of each:

                           (i) "employee welfare benefit plan," as defined in Section 3(1) of ERISA, which is maintained or administered by the Company, any Subsidiary or any ERISA Affiliate, to which the Company, any Subsidiary or any ERISA Affiliate contributes, and which covers any employee or former employee of the Company, any Subsidiary or any ERISA Affiliate (a "Welfare Plan");

                           (ii) "voluntary employee beneficiary association" as defined in Section 501(c)(9) of the Code, which is maintained, administered or contributed to by the Company, any Subsidiary or any ERISA Affiliate (a "VEBA)";

                           (iii) "cafeteria plan," as defined in Section 125 of the Code, which is maintained by the Company, any Subsidiary or any ERISA Affiliate (a "Cafeteria Plan");

                           (iv) "employee pension benefit plan," as defined in Section 3(2) of ERISA which is maintained or administered by the Company, any Subsidiary or any ERISA Affiliate, to which the Company, any Subsidiary or any ERISA Affiliate contributes, and which covers any employee or former employee of the Company, any Subsidiary or any ERISA Affiliate (a "Pension Plan"); and

                           (v) each severance, termination, change in control or other similar contract, arrangement or policy (written or oral) and each plan, program or arrangement (written or oral) providing for insurance coverage (including self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation, holiday or paid time off benefits, employee education, legal services or adoption assistance benefits, dependent care benefits, employment outplacement benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation rights, stock purchases, phantom stock or other forms of incentive or equity compensation or post-employment insurance, compensation or benefits (other than that provided pursuant to COBRA healthcare continuation coverage requirements under Code Section 4980B(g) and ERISA Section 607 or similar state law) which (a) is not a Welfare Plan, Cafeteria Plan, VEBA or Pension Plan, (b) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company or any Subsidiary, and (c) covers any employee or former employee or any director or former director of the Company or any Subsidiary (collectively, "Benefit Arrangements"), except for any terminated Benefit Arrangements under which the Company and any Subsidiary has no liability.

An "ERISA Affiliate" is any Person, entity, trade or business (whether or not incorporated) other than the Company or any Subsidiary, that is part of the same controlled group, under common control with, or part of any affiliated service group that includes the Company or any Subsidiary, within the meaning of section 414(b), (c), (m) or (o) of the Code).

                  (c) Except as disclosed in Section 3.15 of the Disclosure Schedule, neither the Company, any Subsidiary nor any ERISA Affiliate contributes to, has maintained, contributed to or participated in during the last six years, or has any current or prospective liability to the Pension Benefit Guaranty Corporation ("PBGC") or any other person, plan or entity under or with respect to (i) a Pension Plan subject to Title IV of ERISA or Section 412 of the Code, (ii) a multiemployer pension plan, as defined in Section 3(37) of ERISA, (iii) a Welfare Plan or Welfare Benefits Fund that is a "multiple employer welfare arrangement," as defined in Section 3(40) of ERISA, (iv) a Plan that is a multiple employer plan within the meaning of Section 413(c) of the Code, or (v) a Plan or funding arrangement for a Plan which is a "welfare benefits fund," as defined in Section 419 of the Code ("Welfare Benefit Fund").

                  (d) With respect to the Plans, a copy of each Plan and any amendment(s) thereto, together with (i) summary plan descriptions thereof,
(ii) all trust agreements, insurance contracts, annuity contracts or other funding instruments, (iii) the last two annual reports (IRS Form 5500 Series, together with all required schedules and accountant's reports or opinions) prepared in connection with any such Plan, (iv) all third party administrative agreements and administrative fee schedules, (v) for any Plan which is intended to be qualified under Section 401 of the Code, a copy of the latest determination letter from the IRS, (vi) for any VEBA which is intended to be exempt under Section 501(c)(9) of the Code, a copy of the latest exemption letter from the IRS, (vii) any audit findings by or communications in connection with any investigation by, and voluntary correction filing with, the IRS, the United States Department of Labor ("DOL"), or the PBGC with respect to any Plan during the last three years, and (viii) any pending determination, exemption or voluntary corrections request for any Plan with the IRS or DOL have been forwarded to Parent.

                  (e)      Except as set forth on Section 3.15 of the Disclosure
Schedule:

                           (i)      any Plan intended to be qualified under
         Section 401(a) of the Code has been determined by the IRS to be so qualified nothing has occurred that would reasonably be expected to adversely affect the qualification of such Plan;

                           (ii) any VEBA which is intended to be exempt under Section 501(c)(9) of the Code has been determined by the IRS to be so exempt and nothing has occurred that would reasonably be expected to adversely affect the exemption of such Plan;

                           (iii) any Plan which is intended to be a Cafeteria Plan is maintained in writing and has been operated in accordance with the requirements of Section 125 of the Code;

                           (iv) all reporting and disclosure requirements under applicable law or the plan documents has with respect to each Plan have been complied with in all material respects, and all statements, notices and disclosure distributed to participants and beneficiaries have been true, accurate and correct in all material respects;

                           (v) with respect to any Welfare Plan, the fiduciaries or other responsible persons have complied in all material respects with any applicable notice and contribution requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, ("COBRA") and the regulations thereunder and the Health Insurance Portability and Accountability Act of 1986 ("HIPAA") and the regulations thereunder;

                           (vi) neither the Company, any Subsidiary nor any ERISA Affiliate has incurred any material liability, penalty or tax under Chapter 43 of Subtitle D of the Code or Section 502(i) of ERISA, and there has been no prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to any of the Plans that could result in any material liability to the Company or any Subsidiary;

                           (vii) each of the Plans has in all material respects been maintained and administered in accordance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations including, but not limited to, ERISA and the Code which are applicable to such Plans;

                           (viii) to the knowledge of the Company, no event has occurred for which, and no condition or set of circumstances exists under which the Company or any Subsidiary, or any of the Plans, reasonably could be subject to any liability, penalty or lost income tax deduction of a material nature whether or not assessed, pending or threatened, directly or indirectly, under any applicable statute, order or governmental rules and regulations including, but not limited to, ERISA and the Code;

                           (ix) to the knowledge of the Company, there are no pending or anticipated claims against or otherwise involving any of the Plans, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) has been brought or threatened against or with respect to any of the Plans, and no state of facts or conditions exists which could be expected to subject the Company or any Subsidiary to any material liability (other than such claims for benefits) with respect to any Plan;

                           (x) all contributions, premiums, fees or charges due and owing to or with respect to any Plan from the Company and each Subsidiary have been paid or are reflected in the Financial Statements, and will as of the Closing be paid or reflected in the Financial Statements, in a timely manner as required by each Plan and applicable law;

                           (xi) no Plan provides, and neither the Company nor any Subsidiary has any current or prospective liability with respect to, any health, medical, life insurance or other welfare benefits for retired or former employees or their spouses or dependents (other than that provided pursuant to COBRA healthcare continuation coverage requirements under Code Section 4980B(g) and ERISA Section 607 or similar state laws);

                           (xii) neither the Company nor any Subsidiary has made or committed to make any material increase in contributions or benefits under any Plan which would become effective prior to or after the Closing;

                           (xiii) the consummation of this Agreement will not by itself trigger, or entitle any current or former employee of the Company or any Subsidiary to, severance, termination, change in control or similar payments, will not accelerate vesting under any Plan (other than with respect to any Plan which is required by this Agreement to be terminated), and will not result in any tax or other liability payable with respect to any Plan by the Company or any Subsidiary;

                           (xiv) no employer other than the Company, a Subsidiary or an ERISA Affiliate participates in any Plan;

                           (xv) to the knowledge of the Company based upon the facts known by the Company on the date hereof, each Person who provides services to the Company or any Subsidiary is properly included or excluded, as the case may be, with respect to participation in any Plan;

                           (xvi) all assets of any Plan are either cash, securities (excluding securities of the Company, Subsidiary or any ERISA Affiliate) that are readily tradable on an established market, loans to participants, or insurance or annuity contracts; and

                           (xvii)   no Plan is currently under audit or
         investigation by the IRS, DOL or PBGC.

Neither the Company, any Subsidiary nor any ERISA Affiliate has ever participated in or withdrawn from a multi-employer plan as defined in Section 4001(a)(3) of Title IV of ERISA or a single-employer plan which has two or more contributing sponsors at least two of whom are not under common control as contemplated in Section 4063 or 4064 of ERISA. Neither the Company, any Subsidiary nor any ERISA Affiliate has incurred or owes any liability as a result of any partial or complete withdrawal by any employer from a multi-employer plan or single-employer plans as described under Sections 4201, 4203, or 4205 of ERISA or from such a single-employer plans as described under Sections 4063 or 4064 of ERISA. For purposes of this subsection, materiality means any financial exposure in excess of $25,000 with respect to an individual item, error or deficiency or $100,000 in the aggregate.

                  (f) There are no material controversies pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees.

         3.16 Insurance. Section 3.16 of the Disclosure Schedule sets forth a true and complete list of all material insurance policies in force with respect to the Company and the Subsidiaries. To the knowledge of the Company, all such policies are valid, outstanding and enforceable and will remain in effect through the termination dates set forth in such policies. To the knowledge of the Company, none of such policies will terminate by reason of the transactions contemplated by this Agreement. The Company has heretofore provided Parent with a true, correct and complete copy of each of the policies listed in
Section 3.16 of the Disclosure Schedule. The Company has not been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last five years. Section 3.16 of the Disclosure Schedule identifies all material risks which the Company has designated as being self-insured and the amount of reserve set aside by the Company to cover such risk. Except as indicated in
Section 3.16 of the Disclosure Schedule, the Company has no material insurance claim or investigation pending or threatened in writing, and has not, since January 1, 1999, had any insurance claim denied or rejected.

         3.17     Taxes.

                  (a) All Tax Returns required to be filed by each of the Company and the Subsidiaries have been duly and accurately prepared and timely filed by the Company and the Subsidiaries, taking into account all extensions granted or filed with respect to such due dates. True and correct copies of all federal, state and local income tax returns filed by each of the Company and the Subsidiaries for all periods since March 1, 1997, have been heretofore made available to Parent. All Taxes (whether or not shown on any Tax Returns) due and payable by the Company and the Subsidiaries have been timely paid. All Taxes not yet due and payable by the Company and the Subsidiaries have been properly accrued on the books of account of the Company in accordance with GAAP. There are no existing or proposed penalty, interest or deficiency assessments or pending audits relating to Taxes with respect to the Company and the Subsidiaries, except as set forth in Section 3.17(a) of the Disclosure Schedule. Neither the Company nor any Subsidiary will have any liability for Taxes with respect to any period ending on or before the Closing Date which has not been paid or will not be fully reserved for as of the Closing Date in the books of account of the Company and reflected in the final and binding Closing Statement.

                  (b) Neither the Company nor any Subsidiary is a party to any tax allocation or sharing agreement.

                  (c) There are no liens for Taxes upon the assets or properties of the Company or any Subsidiary (whether real, personal or mixed, tangible or intangible) except for statutory liens for Taxes not yet due or payable.

                  (d) Except as indicated on Section 3.17(d) of the Disclosure Schedule, neither the Company nor any Subsidiary is required (or will be required as a result of this transaction) to include in income any amount for an adjustment pursuant to section 481(a) of the Code or the regulations thereunder or any similar provision of state law.

                  (e) Neither the Company nor any Common Stockholder is a "foreign person" for purposes of section 1445 of the Code.

                  (f) To the knowledge of the Company, no claim has been made during the last five years by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to Taxation by that jurisdiction.

                  (g) Neither the Company nor any Subsidiary has filed a consent under Code section 341(f) concerning collapsible corporations.

                  (h) Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Code section 897(c)(2) during the applicable period specified in Code section 897(c)(1)(A)(ii).

                  (i) Except with respect to the affiliated group of corporations of which the Company or a Subsidiary is the common parent, neither the Company nor any Subsidiary (i) has been a member of an affiliated group of corporations within the meaning of section 1504 of the Code and (ii) has any liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

                  (j) The Company was a validly electing S Corporation within the meaning of Sections 1361 and 1362 of the Internal Revenue Code of 1986, as amended (the "Code") at all times from March 1, 1998 up to and including July 31, 2001.

                  (k) Section 3.17(k) of the Disclosure Schedule identifies each Company that was a "qualified subchapter S subsidiary" within the meaning of Code Section 1361(b)(3)(B) on July 31, 2001. Each Company so identified was a qualified subchapter S subsidiary at all times since the date shown on such schedule up to and including July 31, 2001.

                  (l) Each of the Company and the Subsidiaries has withheld and/or paid all Taxes required to have been withheld and/or paid in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder, member or other third party.

                  (m) Each of the Company and the Subsidiaries has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code Section 6662.

                  (n) Each of the Company and the Subsidiaries has complied with all sales Tax resale certificate exemption requirements.

                  (o) There is no Plan or employment agreement covering any employee or former employee or other Person who is a "disqualified individual" as defined in section 280G(c) of the Code with respect to the Company or any Subsidiary that, individually or collectively, could give rise to the payment of an amount that would not be deductible pursuant to the terms of section 280G of the Code or create any excise tax liability under section 4999 of the Code.

                  (p) There is, and since January 1, 1994 has been, no Plan or employment agreement covering any employee or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of an amount that would not be deductible pursuant to the terms of section 162 of the Code.

                  (q) To the knowledge of the Company, the records of each of the Company and the Subsidiaries contain all material information and documentation necessary to support in all material respects the Tax Returns filed by it since January 1, 1997.

                  (r) Neither the Company nor any Subsidiary (at any time since the date the Company acquired an interest therein) has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code.

         3.18 Absence of Undisclosed Liabilities. Except for liabilities or obligations which are accrued or reserved against in the Reference Balance Sheet (or reflected in the notes thereto), or which were incurred after the date of the Reference Balance Sheet in the ordinary course of business and consistent with past practices or in connection with the transactions contemplated by this Agreement, including, without limitation, the Closing Fees, the Company and the Subsidiaries do not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in, reserved against or otherwise described in the Reference Balance Sheet (or reflected in the notes thereto). At the time of delivery of the Closing Payment Statement pursuant to Section 2.5(a) hereof, the Closing Payment Statement will accurately reflect the Closing Date Payments. The Company makes no representation in this Section 3.18 as to any matter specifically covered by Sections 3.9, 3.11 or 3.17 of this Agreement.

         3.19 Conduct in the Ordinary Course. Since February 28, 2001, except as disclosed in Section 3.19 of the Disclosure Schedule, the Business has been conducted, in all material respects, in the ordinary course of business consistent with past practice and the Company has not:

                  (a) made any material change in its business or operations or in the manner of conducting its business other than changes in the ordinary course of business;

                  (b) incurred any material obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except items incurred in the ordinary course of business and consistent with past practice, or experienced any material change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

                  (c) written down the value of any inventory, or written off as uncollectible any notes or accounts receivable or any portion thereof, except for immaterial write-downs and write-offs made in the ordinary course of business, consistent with past practice and at a rate no greater than during the twelve (12) months ended February 28, 2001 or canceled any material debts except for debts canceled in the ordinary course of business consistent with past practice;

                  (d) sold, transferred or conveyed any of its Assets or Owned Real Property, except in the ordinary course of business and consistent with past practice;

                  (e) made any capital expenditures or commitments in excess of One Million Dollars ($1,000,000) in the aggregate for replacements or additions to property, plant, equipment or intangible capital assets;

                  (f) declared, paid or made or set aside for payment or making, any dividend or other distribution in respect of its capital stock or other securities, or directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock or other securities;

                  (g) made any material change in any method of accounting or accounting practice;

                  (h) paid, discharged or satisfied any liability or obligation (whether absolute, accrued, contingent or otherwise) since February 28, 2001 other than in the ordinary course of business consistent with past practice;

                  (i) granted any increase in compensation of any officer, director or employee (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan or commitment) outside of the ordinary course of business;

                  (j)      suffered any Material Adverse Effect; or

                  (k) agreed, whether in writing or otherwise, to take any action described in this Section 3.19.

         3.20 Absence of Questionable Payments. The Company has not and, to the knowledge of the Company, its directors, officers, employees and affiliates have not, at any time since January 1, 1998 used funds for any illegal purpose, including without limitation, the making of any improper political contribution, bribe or kickback.

         3.21 Accounts Receivable. Except as disclosed in Section 3.21 of the Disclosure Schedule, as of the date of Reference Balance Sheet all accounts receivable of the Company ("Accounts Receivables") represent sales actually made in the ordinary course of business consistent with past practice; none of the Accounts Receivables is subject to any material counterclaim or set-off other than normal sales adjustments or allowances consistent with past practice.

         3.22 Customers and Suppliers. Section 3.22 of the Disclosure Schedule contains a true and complete list of the names of the 10 largest customers to whom the Company and its Subsidiaries have sold products during the year ended February 28, 2001 and the 10 largest suppliers or service providers from whom the Company and its Subsidiaries have purchased supplies or services during the year ended February 28, 2001. Except as set forth in Section 3.22 of the Disclosure Schedule, neither the Company nor any Subsidiary has received any written statement from any customer or supplier whose name appears on such list that such customer or supplier will not continue as a customer or supplier of the Company or such Subsidiary, as applicable, after the Closing.

         3.23 Inventory. All inventory of the Company and its Subsidiaries, whether reflected in the Financial Statements or otherwise, is of good and merchantable quality and is usable and saleable in the ordinary course of business, except where the failure of such inventory to be of such quality would not have Material Adverse Effect and except for obsolete materials and materials of below standard quality, which have been written down in the Financial Statements to realizable market value or for which adequate reserves have been provided therein. Except as disclosed in Section 3.23 of the Disclosure Schedule, neither the Company nor any Subsidiary is under any material liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, retailers or other customers other than such liabilities or obligations that are incurred in the ordinary course of business consistent with past practice.

         3.24 Corporate Records. The Company has provided to Parent for its review true complete and correct copies of the following applicable items or items substantially similar thereto, to the extent that such items exist, as amended and presently in effect, for the Company and each of its Subsidiaries:
(a) charter or organization documents including certificates of incorporation and bylaws and (b) minute book.

         3.25 Product Warranties. Except as disclosed in Section 3.25 to the Disclosure Schedule and except for warranties imposed by law, neither the Company nor any Subsidiary has given or made any warranties to third parties with respect to any products supplied which may still be in effect at any time after the date hereof. Except as disclosed in Section 3.25 of the Disclosure Schedule, there have been no material claims made with respect to any such product warranties that have not been fully settled and resolved.

         3.26     Relationships With Related Persons. Except as disclosed in
Section 3.26 of the Disclosure Schedule and except for such Persons interest as a Common Stockholder of the Company, to the knowledge of the Company, (i) no Common Stockholder has any interest in any property used in or pertaining to the Business, (ii) no Common Stockholder has, or is the beneficial owner of an equity interest in any firm, corporation or any other Person which has, (A) business dealings with the Company or any Subsidiary, or (B) which is in competition with the Company or any Subsidiary in any market presently served by the Company or such Subsidiary.

         3.27 Full Disclosure. Neither this Agreement, the Disclosure Schedule, nor any exhibit, list, certificate or other instrument or document furnished or to be furnished to the Parent by the Company pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading. The Company has not withheld from Parent disclosure of any event, condition or fact that, to the knowledge of the Company, would have a Material Adverse Effect.

         3.28 Finder's Fee. Except for fees payable to Morgan Stanley & Co. Incorporated, neither the Company nor any Subsidiary has incurred any liability to any party for any brokerage or finder's fee or agent's commission, or the like, in connection with the transaction contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Subsidiary.

         3.29 Labor Matters. Section 3.29 of the Disclosure Schedule lists each collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary. There is no labor strike, slowdown or stoppage in progress or, to the knowledge of the Company, threatened, against or involving the Company or any Subsidiary. During the last five years, neither the Company nor any Subsidiary has experienced any labor strike, slowdown or stoppage. The Company does not have knowledge of any material activities or proceedings of any labor union to organize any employees of the Company or its Subsidiaries. During the past seven years, there has been no request for collective bargaining or for a representation election from any employee, union or the National Labor Relations Board.

Except as set forth in Section 3.29 of the Disclosure Schedule, no private agreement restricts the Company or any Subsidiary from relocating, closing or terminating any of its operations or facilities.

         3.30 Orders, Commitment and Returns. Other than as a result of fluctuations in raw product availability experienced in the ordinary course of business, (a) the aggregate of all unfilled orders does not materially exceed what may be filled in the ordinary course of business on a schedule reasonably satisfactory to customers, (b) the aggregate of all contracts for purchase of product by the Company does not materially exceed an amount that is reasonable for its anticipated volumes of business, (c) to the knowledge of the Company, there are no asserted material claims by customers to return merchandise as a result of overshipments, defective merchandise or otherwise, and (d) there is no material amount of merchandise in the hands of customers that is returnable other than pursuant to the Company's standard return policies.

         IV.      REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB.

         4.1 Corporate Status. Each of Parent and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and each (a) has all requisite corporate power and authority to own, operate or lease all of its properties and assets and to carry on its business as it is now being conducted, and (b) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except where the failure to be so qualified, licensed or authorized would not have a Parent Material Adverse Effect. Parent has delivered to the Company a true and complete copy of the certificate of incorporation and bylaws, and all amendments thereto, of each of Parent and Acquisition Sub, each as in effect on the date hereof.

         4.2 Authority. Each of Parent and Acquisition Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Acquisition Sub and the consummation by each of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Acquisition Sub and by Parent as sole stockholder of Acquisition Sub and no other corporate proceedings are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Acquisition Sub, and (assuming due authorization and delivery by the Company) this Agreement constitutes a legal, valid and binding obligation of each of Parent and Acquisition Sub, enforceable against each of them in accordance with its terms, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors' rights.

         4.3 No Conflict. Neither the execution, delivery and performance of this Agreement by Parent or Acquisition Sub nor the consummation by Parent or Acquisition Sub of the transactions contemplated hereby will (a) violate, conflict with or result in the breach of any term or provision of the certificate of incorporation or bylaws of either of Parent or Acquisition Sub,
(b) to the knowledge of Parent, conflict with or violate, in any material respect, any Law applicable to Parent or Acquisition Sub or any of their respective assets, properties or businesses, or (c) conflict with or violate, result in the breach of any term or provision of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrances on any of the assets or properties of Parent of Acquisition Sub pursuant to, any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition Sub or any of Parent's other subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, except, with respect to each of Sections 4.3(b) and (c), for any conflict, violation, breach, default or other event the occurrence or existence of which would not have a Parent Material Adverse Effect.

         4.4 Compliance with Law. Each of Parent and Acquisition Sub has complied with and is not in violation of applicable Laws or Governmental Orders which would affect their respective abilities to perform their respective obligations hereunder. There is no Action pending, or to the knowledge of Parent or Acquisition Sub, threatened against Parent or Acquisition Sub, affecting their respective abilities to perform its obligations hereunder.

         4.5 Consents. Except for the notification requirements of the HSR Act, no action, approval, consent or authorization, including but not limited to any action, approval, consent or authorization by, or any other order of, filing with or notification to any Governmental Authority, is or will be necessary to make this Agreement or any of the agreements or instruments to be executed, performed and delivered by Parent or Acquisition Sub pursuant hereto a legal, valid and binding obligation of each of Parent and Acquisition Sub, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors' rights, or to consummate the transactions contemplated hereunder, except where the failure to obtain such actions, approvals, consents or authorizations or orders of, or the failure to make such filings or notifications, would not have a Parent Material Adverse Effect.

         4.6 Adequate Funds. Parent has provided the Company with true and complete copies of the commitment letters which it has obtained to provide funds for the transactions contemplated by this Agreement.

         4.7 Finder's Fee. Neither Parent nor Acquisition Sub has done anything to cause the Company or any of its stockholders, option holders, directors, officers or other Affiliates to incur any liability to any party for any brokerage or finder's fee or agent's commission, or the like, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of either of Parent or Acquisition Sub.

         4.8 No Prior Activities. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Acquisition Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

         4.9 No Reliance. Parent acknowledges that neither the Company, the Common Stockholders nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, the Business or other matters that is not included in this Agreement or the Disclosure Schedule hereto. Without limiting the generality of the foregoing, neither the Company, the Common Stockholders nor any other Person has made a representation or warranty to Parent with respect to (i) any projections, estimates or budgets for the Business, (ii) any material, documents or information relating to the Business made available to Parent or its counsel, accountants or advisors in the Company's data room or otherwise, except as expressly covered by a representation or warranty set forth in Article III, or (iii) the information contained in the Company's Offering Memorandum dated February 2001.

         V.       COVENANTS AND AGREEMENTS.

         5.1      Conduct of Business Prior to Closing.

                  (a) Except as expressly set forth in this Agreement or as consented to in writing by Parent, during the period from the date of this Agreement until the Closing Date or earlier termination of this Agreement pursuant to its terms, the Company shall continue to operate and conduct the Business in the ordinary course of business consistent with past practice, and shall not, without the prior written approval of Parent (which approval shall not be unreasonably withheld or delayed) or as otherwise contemplated by this Agreement and Section 5.1(a) of the Disclosure Schedule take any of the following actions:

                           (i)      with respect to the Company or any
         Subsidiary, (A) amend its constituent documents in any material respect, (B) issue or agree to issue any additional shares of its capital stock (or voting securities), (C) issue or agree to issue any securities convertible into or exercisable or exchangeable for shares of its capital stock (or voting securities), (D) sell, transfer or otherwise dispose of or encumber any shares of its capital stock (or voting securities), (E) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock (or voting securities), in cash or otherwise, or (F) purchase or redeem shares of its capital stock (or voting securities);

                           (ii) sell, transfer or otherwise dispose of or encumber any of the Assets or Real Property, other than (A) in the ordinary course of business consistent with past practice or (B) any properties or assets the value of which does not exceed in the aggregate One Hundred Thousand Dollars ($100,000);

                           (iii) except as required by Law or contractual obligations and except for borrowings under any existing lines of credit in the ordinary course of business, (A) create, incur or assume any material long-term or short-term debt, except loans and advances among the Company and its Subsidiaries, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any Person other than any Subsidiary, except in the ordinary course of business consistent with past practice or (C) make any material loans, advances or capital contributions to or investments in any Person other than its Subsidiaries (except for loans or advances to employees made in the ordinary course of business consistent with past practice);

                           (iv) except as required by Law, (A) grant any increase in the compensation of employees of the Company or its Subsidiaries, except for increases in the compensation of employees in the ordinary course of business consistent with past practice, (B) hire new employees other than in the ordinary course of business consistent with past practice, (C) enter into any employment, severance, consulting or other compensation agreement with any existing or new director, officer or any other employee that has the title "Group Manager" or any title more senior thereto or (D) commit to any additional pension, profit-sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, fund or similar arrangement or amend or commit itself to amend any of such plans, funds or similar arrangements other than in the ordinary course of business consistent with past practice;

                           (v) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) which are material, individually or in the aggregate, to the Business taken as a whole; or

                           (vi)     make any capital expenditure not listed in
         Section 5.1(a) of the Disclosure Schedule, or enter into any commitment to make any capital expenditure in excess of Two Hundred Thousand Dollars ($200,000);

                           (vii) enter into or terminate any contract, other than in the ordinary of business consistent with past practice, that would be material to the Company or the Business;

                           (viii) settle any litigation or other proceeding in any manner that would result in the Company or any Subsidiary paying any Person in excess of One Hundred Fifty Thousand Dollars ($150,000);

                           (ix)     fail to comply in any material respect with
         (A) all Laws applicable to it and the Business and (B) all Laws compliance with which is required for the valid consummation of the transactions contemplated by this Agreement; or

                           (x) agree, whether in writing or otherwise, to do any of the foregoing.

                  (b) The Company covenants and agrees that, prior to the Closing, it shall, to the extent that it has knowledge of any of the following, promptly notify Parent in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could reasonably be expected to result in any material breach of a representation or warranty or covenant of the Company in this Agreement.

                  (c) The Company will use reasonable efforts to maintain and preserve and keep in full force and effect the existence and material rights of the Company and its Subsidiaries, to preserve the material business organizations of the Company and its Subsidiaries, to keep available to Parent the officers and key employees of the Company and its Subsidiaries, and to preserve the present relationships of the Company with its material suppliers and customers.

         5.2 Access to Records and Properties. From the date hereof until the Closing Date or earlier termination of this Agreement, the Company will, and will cause each Subsidiary to:

                  (a) upon notice by Parent and permission granted by the Company, which shall not be unreasonably withheld, provide Parent and Acquisition Sub and their officers, counsel and other representatives with reasonable access during normal business hours to the facilities of the Company and such Subsidiary, their principal personnel and representatives, and such books and records pertaining to Company and such Subsidiary as Parent and Acquisition Sub may reasonably request, provided that Parent and Acquisition Sub agree that such access will give due regard to minimizing interference with the operations, activities or employees of Company and such Subsidiary and provided that such access and disclosure would not violate the terms of any agreement to which the Company or any such Subsidiary is bound or any applicable Law;

                  (b) furnish to Parent and Acquisition Sub or their representatives such additional financial and operating data and other information relating to the Company and each Subsidiary as may be reasonably requested, to the extent that such access and disclosure would not violate the terms of any agreement to which the Company or any such Subsidiary is bound or any applicable Law.

         5.3      Consents.

                  (a) Each of the Company and Parent shall, in no event later than five (5) Business Days following the date hereof, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form pursuant to the HSR Act), required for the transactions contemplated hereby. Each of the Company and Parent shall, as promptly as practicable, substantially comply with any request for additional information and documents pursuant to the HSR Act. Each of Parent and the Company shall inform the other promptly of any communication made by or on behalf of such party to, or received from, the FTC or the DOJ and shall furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing, submission or other act that is necessary or advisable under the HSR Act. The Company and Parent shall keep each other timely apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC or the DOJ, and shall comply promptly with any such inquiry or request. The parties hereto acknowledge that time shall be of the essence in this Agreement and agree not to take any action or omit to take any action that will have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals.

                  (b) The parties hereto shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority (excluding the actions and filings described in clause
(a) above) is required or reasonably appropriate, or any action, consent, approval or waiver from any party to any Material Contract is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement and the Confidentiality Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information required in connection therewith and timely seek to obtain any such actions, consents, approvals or waivers.

                  (c) Without limiting the generality of Parent's undertakings pursuant to Section 5.3(a), Parent shall use reasonable commercial efforts to obtain any clearance under the

HSR Act or to resolve any objections that may be asserted by any Governmental Authority with jurisdiction over the enforcement of any applicable antitrust, anti-competition or similar Law, in each case as promptly as practicable; provided, however, that nothing contained herein shall require Parent to take any such action if the taking of such action could reasonably be expected to have a Material Adverse Effect, a Parent Material Adverse Effect or deprive Parent of the economic benefit of the transactions contemplated by this Agreement in any material respect.

         5.4 Public Announcements. On and after the date hereof and through the Closing Date, the Company, Acquisition Sub and Parent shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any press release or make any public statement prior to obtaining the other parties' written approval, which approval shall not be unreasonably withheld; provided, however, in the event of any press release or public statement that is required by Law, the parties will use their reasonable best efforts to consult with each other before issuing, and to provide each other the opportunity to review and comment upon, any such press release or other public statement.

         5.5 Non-Solicitation. After the date hereof and prior to the Closing Date, the Company agrees (i) that it shall, and shall direct its directors, officers, employees, advisors, accountants and attorneys, not to initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving the Company, or any purchase of all or any significant portion of the assets or any equity securities of the Company (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort to attempt to make or implement an Acquisition Proposal; (ii) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties other than Parent conducted heretofore with respect to any of the foregoing; and (iii) that it will notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it. Parent agrees that this Section
5.5 shall be of no force and effect in the event of termination of this Agreement or in the event the transactions contemplated by this Agreement are consummated.

         5.6 Further Action. Each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper and advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

         5.7      Insurance; Indemnity.

                  (a) For a period of six (6) years following the Effective Time, Parent shall indemnify, defend and hold harmless to the fullest extent permitted under applicable Law (and shall advance expenses as incurred to the fullest extent permitted under applicable Law to) each Person who is now or has been an officer, director, employee or agent of the Company (or any Subsidiary), including, without limitation, each Person controlling any of the foregoing persons

(individually, an "Indemnified Individual" and collectively, the "Indemnified Individuals"), against (i) all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, penalties and amounts paid in settlement in connection with any Action arising out of or pertaining to acts or omissions (including negligent acts or omissions), or alleged acts or omissions (including alleged negligent acts or omissions), by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on or arising out of or pertaining to this Agreement or the transactions contemplated hereby.

                  (b) Immediately before the Effective Time, Parent shall purchase and maintain or cause the Surviving Corporation to purchase and maintain, for a period of six (6) years following the Effective Time, policies of directors' and officers' liability insurance covering the Indemnified Individuals who are currently covered by the Company's existing directors and officers liability insurance with respect to claims arising from facts or events that occurred on or prior to the Effective Time and providing at least the same coverage and amounts and containing terms that are no less advantageous to the insured parties as those in effect on the date hereof; provided that in no event shall Parent, after using its reasonable best efforts to obtain a policy with the same coverage and terms at the lowest cost, be required to expend for the policy or policies an aggregate amount in excess of $90,000, and provided further that if the aggregate costs of such insurance are less than $90,000, the Parent shall be obligated to obtain a policy with the greatest coverage it can obtain upon the exercise of its reasonable best efforts for an amount not exceeding $90,000.

                  (c) The provisions of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Individual and each party entitled to insurance coverage under Section 5.7(b), respectively, and his or her heirs and legal representatives, and shall be in addition to any other rights an Indemnified Individual may have under the certificate or articles of incorporation or bylaws (or similar organizational document) of the Surviving Corporation or any Subsidiary, under the DGCL or otherwise. The obligations of the Company, the Surviving Corporation and Parent contained in this Section 5.7 shall be binding on the successors and assigns of Parent and the Surviving Corporation. If Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.7.

         5.8      Benefit Plans.

                  (a) For one year after the Effective Time, at the option of Parent (which may be applied on a plan basis and/or separately to different groups of employees), Parent shall or shall cause the Surviving Corporation to offer to those Persons employed by the Company or any Subsidiary and eligible to participate in the employee benefit plans (other than the Company's Phantom Stock Plan or any other nonqualified deferred compensation plans) ("Benefit Plans") maintained by the Company or any Subsidiary immediately prior to the

Effective Time (determined without regard to any termination of the same pursuant to Section 5.8(c)) ("Company Persons") and dependents thereof, either:

                           (i) continued rights to participate in the Benefit Plans on substantially the same basis as in effect immediately prior to the Effective Time, subject to any changes required by applicable law, and to the right to convert the vesting schedule for matching contributions in the Company's 401(k) plan to the vesting schedule for matching contributions in the Parent's 401(k) plan, or

                           (ii) rights to participate in Parent's or the Surviving Corporation's employee benefit plans ("Parent Benefit Plans") on substantially the same basis as similarly situated employees (taking into account all applicable factors including, without limitation, position, location of employment, employment classification, age, length of service, pay, part time or full time status), provided that with respect to any health insurance plan, such participation for all Company Persons and dependents thereof who were participating in the Company's health insurance plans shall be available without exclusions for pre-existing conditions, and provided further that expenses that were taken into account under a Benefit Plan providing medical or dental benefits in which the Company Persons participated immediately prior to commencing participation in a Parent Benefit Plan providing medical or dental benefits shall be taken into account to the same extent under such Parent Benefit Plan, in accordance with the terms of such Parent Benefit Plan, for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions and life-time benefit limits;

provided, however, that the value of coverages and benefits offered to each of such Company Persons and dependents thereof shall be, in the aggregate, substantially equivalent to the value of coverages and benefits of the Benefit Plans in which each of such Company Persons and dependents thereof participated immediately prior to the Effective Time. For purposes of participation in any Parent Benefit Plan, Parent and the Surviving Corporation shall recognize the past service of Company Persons with the Company and its Subsidiaries for vesting and eligibility purposes only.

                  (b)      Notwithstanding any other provision of this Section
5.8 and in lieu of providing participation in employee benefit plans pursuant to
Section 5.8(a), Parent shall or shall cause the Surviving Corporation to provide to those Persons employed by the Company and any Subsidiary under (i) the collective bargaining agreements which the Company and its Subsidiaries are subject to, the benefits required under those collective bargaining agreements, and (ii) employment agreements, the benefits (other than participation in the Company's Phantom Stock Plan after the Closing) required under such agreements.

                  (c) The Company will terminate and will cause each Subsidiary to terminate effective as of the Closing each and any Pension Plan of the Company or any Subsidiary that is subject to Section 401(k) of the Code, on or before the Closing Date if so directed in writing by Parent, which termination may be contingent on Closing and which direction may include a requirement that all benefits be paid out prior to or at Closing in which case Parent and Acquisition Sub shall assume no liability therefor.

         5.9 No Financing Contingency. Parent will have at the Effective Time sufficient funds for the payment of the Initial Merger Consideration and the Closing Date Payments and to perform its obligations with respect to the transactions contemplated by this Agreement. Notwithstanding anything contained elsewhere herein, the parties acknowledge and agree that it shall not be a condition to the obligations of Parent or Acquisition Sub to effect the Initial Merger that Parent has sufficient funds for the payment of the Initial Merger Consideration and the Closing Date Payments and to perform its obligations with respect to the transactions contemplated by this Agreement.

         5.10 Tax Returns. With respect to any Tax Returns of the Company due after the Closing Date with respect to any year or period during which the Company was an S Corporation within the meaning of Sections 1361 and 1362 of the Code, Parent shall prepare such Tax Returns and shall report all items with respect to any such periods in accordance with the instructions of the Representatives, provided that such instructions shall be consistent with past practice of the Company and that Parent shall have reasonable opportunity to provide reasonable input to the Representatives with respect to such Tax Returns and the Representatives shall consider such input in good faith. With respect to any other Tax Returns of the Company and the Subsidiaries with respect to any year or period ending on or prior to the Closing Date, Parent shall prepare such Tax Returns in a manner consistent with past practice (with the Company electing to file a consolidated federal income tax return with the Subsidiaries), shall cause the Company to consult with the Representatives concerning such Tax Returns and shall provide the Representatives reasonable opportunity to provide reasonable input to Parent with respect to such Tax Returns. Parent agrees that it shall not, and it shall cause the Company not to, amend any Tax Return of the Company or any Subsidiary with respect to any year or period ending on or prior to the Closing Date without the prior consent of the Representatives (which consent shall not be unreasonably withheld), unless required to do so by applicable law.

         5.11 Review of Parent Change of Control Agreements. Parent agrees that, as soon as may be practicable following the Closing and in any event within one year of the Closing, it will review in good faith the existing policies and agreements regarding compensation and benefits to its employees following a change of control of Parent and make such changes or modifications, if any, as it, in its discretion, may determine.

         5.12 Environmental Diligence and Reimbursement. Parent shall be entitled to conduct continued environment diligence with respect to the properties identified in Section 5.12 of the Disclosure Schedule in accordance with the terms set forth in Section 5.2. On or before August 30, 2001, Parent shall submit to the Company all of the data and materials it has or its representatives have collected as a result of such diligence together with a good faith estimate of the aggregate cost of fully remediating all environmental issues identified as a result of such environmental diligence (the "Remediation Cost"). Within five (5) Business Days of receipt of such data and estimate, the Company shall decide, in its sole discretion, to (a) agree that the Initial Merger Consideration shall be reduced by the amount of the Remediation Cost or
(b) after negotiating in good faith with Parent as to amount of the Remediation Cost, terminate this Agreement.

         5.13 Texas Operations. Parent will not use and will not permit the use of any of the assets used in the Business in a manner that would violate
Section 22.3 of the Taylor Agreement.

         5.14 Benefit Filings. Prior to Closing, the Company shall file or supplement a previous filing for any due and not yet filed annual return/report (Form 5500 Series, with related schedules) or statements in lieu of such annual return/report relating to any Plan. The Company shall be liable for all costs associated with such filings, including any excise taxes, penalties, or fees. The Company shall be liable for any and all costs, including taxes, penalties and interest, associated with any failure by it or any Subsidiary to comply with the written plan document requirement under Section 125 of the Code for any contributions erroneously treated by it or any Subsidiary as pretax contributions excluded from an employee's income and wages for income and employment tax purposes for any period prior to Closing; and the Company at its expense shall use its best efforts to correct or cause any affected Subsidiary to correct any such written plan document deficiency prior to Closing.

         5.15 Unsigned Leases. For each lease identified in Section 3.6(c) of the Disclosure Schedule as being unsigned on the date hereof, any definitive lease agreement entered into by the Company or any Subsidiary prior to the Closing shall be on substantially the same terms as those in effect on the date hereof or on terms approved by Parent, which approval shall not be unreasonably withheld.

         5.16 Modification of Escrow Agreement. As soon as practicable, but in no event later than twenty (20) Business Days prior to Closing, the Company and Parent will agree as to the maximum exposure of the Company and its Subsidiaries for Tax liabilities attributable to the nondeductibility under
Section 280G and/or 162 of the Code with respect to payments of Deferred Compensation and other payments to or for the benefit of Unit Holders pursuant to this Agreement. In the event the Company and Parent cannot agree, Parent and the Company shall jointly retain a Firm to determine such amount, such determination to be not less five (5) Business Days prior to the Closing, and such amount (or the amount agreed by the Company and Parent) shall be the "Exposure Amount". In the event the Exposure Amount is more than $250,000, the Company and Parent shall amend the form of Escrow Agreement to be executed and delivered at Closing to provide that the amount of Escrow Funds to be released by the Escrow Agent on the first Business Day following the first anniversary of Closing shall be reduced by the Exposure Amount.

         VI.      CONDITIONS TO OBLIGATIONS OF PARENT AND ACQUISITION SUB.

         The obligations of Parent and Acquisition Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, in all material respects, of each of the following conditions by the Company on or before the Closing Date, unless waived by Parent and Acquisition Sub:

         6.1 No Litigation. No litigation brought by a Governmental Authority shall be pending, and no litigation shall be threatened by any Governmental Authority, which seeks to enjoin or prohibit the consummation of the Merger, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

         6.2      Truth of Representations and Warranties.

                  (a) Subject to Section 6.2(b), (i) the representations and warranties of the Company contained in this Agreement or in any certificate or document delivered to Parent and Acquisition Sub pursuant hereto that are qualified by materiality shall be true and correct in all respects when made and on the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (other than for such representations and warranties made as of another date, which shall, in all respects, be true and correct as of such date), and the representations and warranties of the Company contained in this Agreement or in any certificate or document delivered to Parent and Acquisition Sub pursuant hereto that are not qualified by materiality shall be true and correct in all material respects when made and on the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (other than for such representations and warranties made as of another date, which shall, in all material respects, be true and correct as of such date), (ii) except where the failure of any of such representations and warranties referenced in this Section 6.2(a) to be true and correct would not have a Material Adverse Effect. The Company shall deliver a certificate of an appropriate officer thereof relating to such representations and warranties, as well as the covenants made herein by the Company, as provided in Section 6.3.

                  (b) In the event of a failure to satisfy the conditions set forth in clause (i) of Section 6.2(a), the conditions set forth in Section 6.2(a) will be deemed satisfied in all respects only if, prior to Closing, the Company either (i) reimburses Parent to its reasonable satisfaction for any Loss resulting from or arising out of any breaches of representations or warranties that would otherwise cause the conditions set forth in clause (i) of Section 6.2(a) not to be met whether or not any such breach would have a Material Adverse Effect, or (ii) cures any such breach to the reasonable satisfaction of Parent, with Parent acting in good faith in each of clause (i) and (ii) above; provided, however, that the Representatives will not have to so agree and the conditions set forth in Section 6.2(a) will still be met if Parent had actual knowledge on or before the date hereof that the representation or warranty that would otherwise cause the conditions set forth in Section 6.2(a)(i) not to be met was or would be inaccurate.

         6.3 Fulfillment of Covenants. The Company shall have performed or complied with, in all material respects, all of the covenants, obligations and agreements contained in this Agreement to be performed and complied with by it prior to the Closing Date.

         6.4 Certified Resolutions. Parent and Acquisition Sub shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of the Company, as applicable, of the resolutions duly and validly adopted by the Board of Directors and the Common Stockholders, evidencing the authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         6.5      Documents.

                  (a) Parent and Acquisition Sub shall have received a copy of (i) the certificates of incorporation, as amended (or similar organizational documents), of the Company and each Subsidiary, certified by the secretary of state of the relevant jurisdiction, as of a date not unreasonably prior to the Closing Date and accompanied by a certificate of the Secretary or Assistant Secretary of each such entity, dated as of the Closing Date, stating that no amendments have been made to such certificate of incorporation (or similar document) since such date, and (ii) the bylaws (or similar organizational documents) of the Company and of each Subsidiary, certified by the Secretary or Assistant Secretary of each such entity.

                  (b) Parent and Acquisition Sub shall have received good standing certificates for the Company and for each Subsidiary from the secretary of state of the jurisdiction in which each such entity is incorporated or organized and from the secretary of state in each other jurisdiction in which any of the Company or any Subsidiary is qualified to do business as a foreign corporation or organization in each case dated as of a date not unreasonably prior to the Closing Date.

                  (c) Parent shall have received from those individuals identified on Attachment A to Exhibit 6 executed employment agreements substantially in the form of Exhibit 6 (the "Parent Employment Agreements").

                  (d) Parent and the Company shall have entered into the Escrow Agreement.

                  (e) Parent shall have received from the individual identified on Attachment A to Exhibit 7 an executed non-competition agreement substantially in the form of Exhibit 7 (the "Non-Competition Agreement").

                  (f) Parent shall have received from those individuals identified on Attachment A to Exhibit 8 executed non-investment agreements substantially in the form of Exhibit 8 (the "Non-Investment Agreements").

                  (g) Parent shall have received pay-off letters from each of the Lenders of the Company Indebtedness other than from the parties to any Capital Leases.

                  (h) Parent shall have received releases substantially in the form of Exhibit 9 from each Unit Holder.

                  (i) Parent shall have received a legal opinion from each of Gibson, Dunn & Crutcher LLP and the Company's in-house counsel as to the respective matters specified for each of them in Exhibit 10.

         6.6 Consents and Approvals. The consents and approvals disclosed in Section 3.14 of the Disclosure Schedule shall have been obtained and the waiting periods under the HSR Act applicable to the Merger contemplated hereby shall have expired or otherwise been terminated.

         6.7 Termination of Pension Plan. The Company shall have terminated or caused any Subsidiary to terminate any Pension Plan if so directed pursuant to Section 5.8(c).

         VII.     CONDITIONS TO OBLIGATIONS OF THE COMPANY.

         The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, in all material respects, of each of the following conditions by Parent and Acquisition Sub on or before the Closing Date, unless waived by the Company:

         7.1 No Litigation. No litigation brought by a Governmental Authority shall be pending, and no litigation shall be threatened by any Governmental Authority, which seeks to enjoin or prohibit the consummation of the Merger, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

         7.2 Truth of Representations and Warranties. The representations and warranties of Parent and Acquisition Sub contained in this Agreement or in any certificates or documents delivered to the Company pursuant hereto that are qualified by materiality shall be true and correct in all respects when made and on the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (other than for such representations and warranties made as of another date, which shall, in all respects, be true and correct as of such date), and the representations and warranties of Parent and Acquisition Sub contained in this Agreement or in any certificates or documents delivered to the Company pursuant hereto that that are not qualified by materiality shall be true and correct in all material respects when made and on the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (other than for such representations and warranties made as of another date, which shall, in all material respects, be true and correct as of such date), except where the failure of any of such representations and warranties to be true and correct would not have a Parent Material Adverse Effect. Parent and Acquisition Sub shall each deliver a certificate of an appropriate officer thereof relating to such representations and warranties, as well as the covenants made herein by Parent and Acquisition Sub, as provided in
Section 7.3.

         7.3 Fulfillment of Covenants. Parent and Acquisition Sub shall have performed, in all material respects, all of their covenants, obligations and agreements contained in this Agreement to be performed and complied with by them prior to the Closing Date.

         7.4 Certified Resolutions. The Company shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of Acquisition Sub, of the resolutions duly and validly adopted by the Board of Directors of Acquisition Sub and by Parent as the sole stockholder of Acquisition Sub, evidencing their authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         7.5      Documents.

                  (a) The Company shall have received a copy of (i) the certificates of incorporation, as amended (or similar organizational documents), of Parent and Acquisition Sub, certified by the secretary of state of the relevant jurisdiction, as of a date not unreasonably prior to the Closing Date and accompanied by a certificate of the Secretary or Assistant Secretary of each such entity, dated as of the Closing Date, stating that no amendments have been made to such certificate of incorporation (or similar document) since such date, and (ii) the bylaws of Parent and Acquisition Sub, certified by the Secretary or Assistant Secretary of each such entity.

                  (b) The Company shall have received good standing certificates for Parent and Acquisition Sub and from the secretary of state of the jurisdiction in which each such entity is incorporated, dated as of a date not unreasonably prior to the Closing Date.

                  (c) The individuals identified on Attachment A to Exhibit 6 shall have received from Parent executed Parent Employment Agreements.

                  (d) Parent and the Company shall have entered into the Escrow Agreement.

                  (e) The individual identified on Attachment A to Exhibit 7 shall have received from Parent an executed Non-Competition Agreement.

                  (f) The individuals identified on Attachment A to Exhibit 8 shall have received from Parent executed Non-Investment Agreements.

                  (g) The Company shall have received a legal opinion from Troutman Sanders Mays & Valentine LLP as to the matters specified for it in
Exhibit 10.

         7.6 Consents and Approvals. The consents and approvals disclosed in Section 3.14 of the Disclosure Schedule shall have been obtained and the waiting periods under the HSR Act applicable to the Merger contemplated hereby shall have expired or otherwise been terminated.

         7.7 Evidence of Insurance. The Representatives shall have been furnished with evidence, reasonably satisfactory to it, of the insurance coverage described in Section 5.7 hereof.

         VIII.    TERMINATION; EFFECT OF TERMINATION.

         8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

                  (a) by mutual written consent of Parent and the Company, if the Board of Directors of each so determines by the affirmative vote of a majority of the members of its entire Board of Directors;

                  (b) by Parent (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein), upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case continuing twenty (20) days following notice to the Company of such breach or untruth and of a nature such that the conditions set forth in Section
6.2 or Section 6.3, as the case may be, would be incapable of being satisfied by November 15, 2001;

                  (c) by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein), upon a material breach of any representation, warranty, covenant or agreement on the part of Parent or Acquisition Sub set forth in this Agreement, or if any representation or warranty of Parent or Acquisition Sub shall have become untrue, in either case continuing twenty (20) days following notice to Parent of such breach or untruth (provided that in no event shall Parent be entitled to notice of or to cure a breach of Section 5.9 before the Company can exercise its right to terminate pursuant to this Section 8.1(c)) and of a nature such that the conditions set forth in Section 7.2 or Section 7.3, as the case may be, would be incapable of being satisfied by November 15, 2001;

                  (d) by either Parent or the Company if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

                  (e) by either Parent or the Company, if the Merger shall not have occurred by November 15, 2001, unless the failure to consummate the Merger is the result of a breach of covenant set forth in this Agreement or a material breach of any representation or warranty set forth in this Agreement by the party seeking to terminate this Agreement;

                  (f) By the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if the Merger shall not have occurred as a result of Parent not having by November 15, 2001 sufficient funds for the payment of the Initial Merger Consideration and the Closing Date Payments; or

                  (g)      by the Company in accordance with Section 5.12.

         8.2      Effect of Termination.

                  (a) If this Agreement is terminated pursuant to Section 8.1, (i) this Agreement shall forthwith become void and of no further force and effect, except as provided in Sections 8.2(b), (c) and (d), and (ii) except as provided in Section 8.2(d), none of the parties hereto (nor any of their respective Affiliates, directors, shareholders, officers, employees, agents, consultants, attorneys-in-fact or other representatives or any Affiliate, director, officer, stockholder, partner (limited or general), employees, agents, consultants, attorneys-in-fact or other representatives thereof) shall have any liability in respect of such termination; provided, however, that nothing in this Section 8.2(a) shall relieve either party from liability for any willful or intentional breach of this Agreement or for any breach of a covenant of this Agreement.

                  (b) Except as otherwise specifically provided herein, the parties hereto shall bear their respective expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of counsel and accountants.

                  (c) If this Agreement is terminated pursuant to Section 8.1, the parties agree that all provisions of the Confidentiality Agreement shall remain in full force and effect and each party shall comply with its obligations thereunder and each of the Company, Parent and Acquisition Sub agrees that it shall be bound by the terms thereof as if it were a signatory thereto.

                  (d) If this Agreement is terminated by the Company pursuant to Section 8.1(f) of this Agreement, then not later than two (2) Business Days after the Company has given Parent notice of such termination, the Company shall be entitled to cause the escrow agent of the Termination Fee Escrow Account to pay to the Company a termination fee in the amount of Five Million Dollars ($5,000,000) (the "Termination Fee"). The Termination Fee shall be paid from an escrow account (the "Termination Fee Escrow Account") to be established with Wilmington Trust Company as escrow agent, or with such other escrow agent as Parent and the Company may reasonably agree acting in good faith, pursuant to the terms of an escrow agreement reasonably satisfactory to Parent and the Company acting in good faith. By not later than the close of business on August 16, 2001, the Termination Fee Escrow Account shall be established and Parent shall deposit into the Termination Fee Escrow Account cash in the amount of the Termination Fee. If Closing occurs, the funds held in the Termination Fee Escrow Account shall be released to Parent or, at Parent's direction, paid to the Disbursement Agent and applied to payment of the Initial Merger Consideration. If the Termination Fee becomes payable to the

Company as a result of termination of this Agreement pursuant to Section 8.1(f), the Termination Fee shall be treated as a non-exclusive source of recovery for damages incurred by the Company as a result of such termination of this Agreement, and shall not preclude the Company or the Common Stockholders from asserting a claim against Parent for any damages in excess of the amount of the Termination Fee which are incurred as a result of such termination.

         IX.      REIMBURSEMENT AND INDEMNIFICATION.

         9.1 Reimbursement from Escrow Fund. Parent and Acquisition Sub, and each director, officer, employee, agent, affiliate and successor and assign thereof (the "Parent Parties"), shall be reimbursed from the Escrow Fund for each claim, loss, liability, cost and expense (including without limitation, interest, assessments, levies, fines, penalties, reasonable costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, "Losses"), directly or indirectly relating to, resulting from or arising out of
(a) any untrue representation, misrepresentation, breach of warranty or nonfulfillment of any covenant, agreement or other obligation by the Company contained herein, in the Disclosure Schedule or in any certificate, document or instrument delivered by the Company to Parent pursuant hereto, provided that with respect to any breach of or misrepresentation in Section 3.17 or in Section
3.17 of the Disclosure Schedule, the Parent Parties shall be reimbursed only for Losses (i) attributable to liabilities for Taxes for periods ending on or prior to the Closing Date that arise out of such breach or misrepresentation or (ii) that result from the nondeductibility (A) under Section 280G or Section 162 of the Code of payments to or for the benefit of the Unit Holders pursuant to Sections 2.7, 2.8, 9.3(c), 9.3(d), 9.5 or 9.12 hereof, (B) of any portion of the Closing Date Payments the Tax benefit from the deductibility of which was taken into account in the final and binding Closing Statement, or (C) in any period ending after the Closing Date, of any net operating loss carryforward from a period ending on or prior to the Closing Date which net operating loss carryforward was taken into account in the final and binding Closing Statement,
(b) any liability to Parent for (i) indemnification obligations under that certain Asset Purchase Agreement dated May 25, 2000 between Fresh Express Dallas Incorporated, Taylor Farms Texas, Inc. and Bruce C. Taylor (the "Taylor Agreement") or for (ii) any breach of Section 22.3 thereof provided that Parent has complied with Section 5.13 hereof and (c) the Company's obligation under
Section 5.14 to the extent such obligations are not satisfied prior to the Closing.

         9.2 Time Limitation; Common Stockholders. If the Closing occurs, there shall be no payments pursuant to Section 9.1, unless on or before that date which is twelve (12) months from the Closing Date, Parent notifies the Representatives of a Loss specifying the factual basis of that Loss in reasonable detail to the extent then known by Parent. Notwithstanding the foregoing, with respect to any Losses by Parent for any breach of or misrepresentation in Sections 3.11 or 3.17 or for any breach of a covenant in
Section 5.14, Parent shall be reimbursed from the Escrow Fund if (i) Parent provides the Representatives with notice of such Loss specifying the factual basis of that Loss in reasonable detail to the extent known by Parent on or before that date which is four (4) years from the Closing Date (the "Fourth Anniversary") or (ii) in the case of a Tax liability arising out of an audit that commences on or before the Fourth Anniversary, if Parent provides notice of the commencement of the audit to the Representatives on or before the Fourth Anniversary. Notwithstanding the foregoing, with respect to any Losses by Parent under clause (b)(i) of Section 9.1, Parent shall be reimbursed from the Escrow Fund if Parent provides the Representatives with notice of such Loss specifying the factual basis of that Loss in reasonable detail to the extent known by Parent on or before July 1, 2003.

         9.3      Other Limitations; Escrow Amount.

                  (a) The Escrow Funds shall constitute the sole and exclusive source for the satisfaction of the obligations set forth in Section
9.1 and all other liabilities or obligations of the Common Stockholders under this Agreement, and, except as otherwise expressly provided therein, any other closing or ancillary document executed and delivered pursuant to the provisions hereof or thereof, other than the Parent Employment Agreements, the Non-Investment Agreements and the Non-Competition Agreement, and in no event shall the aggregate amount of Loss for which Parent may seek reimbursement pursuant to Section 9.1 exceed the amount of the Escrow Fund. Notwithstanding the foregoing or any other provisions of this Agreement, however, this Section
9.3 shall not apply to any claim based on fraud to the extent determined by a final judgment by a court of competent jurisdiction.

                  (b) There shall not be any reimbursement obligations under Section 9.1 until the Parent Parties have suffered aggregate Losses under
Section 9.1 in excess of Seven Hundred Fifty Thousand Dollars ($750,000) (the "Loss Threshold"), provided that once the Parent Parties' aggregate Losses exceed the Loss Threshold, the Parent Parties shall be reimbursed from the Escrow Fund for all Losses that exceed the Loss Threshold; provided, however, that where the aggregate amount of Losses arising out of a claim or series of related claims pursuant to Section 9.1 does not exceed Ten Thousand Dollars ($10,000), such claim or series or related claims shall not count as Losses for purposes of the indemnification provisions hereunder, provided this Ten Thousand Dollar threshold shall not apply with respect to any claims arising out of a breach of Section 3.17 or a breach of any representation or warranty that is specifically qualified by materiality.

                  (c) Any payment made pursuant to Section 9.1 from the Escrow Fund in respect of any event shall be net of any insurance proceeds recovered or recoverable by Parent Party in respect such claim. Such Parent Party shall use its reasonable efforts to make insurance claims relating to an event for which it is seeking indemnification pursuant to Section 9.1. In the event that an insurance recovery is made by a Parent Party with respect to any Loss for which a Parent Party has previously been indemnified hereunder and such recovery is (i) within one year from the Closing Date or (ii) one year or more after the Closing Date and the amount of the Escrow Fund (A) immediately following the distribution required by Section 2(b) of the Escrow Agreement and
(B) on the date of such recovery is less than Five Million Dollars ($5,000,000), then the Parent Parties shall promptly deposit with the Escrow Agent, to be added to the Escrow Fund, an amount (the "Recovered Amount") equal to the lesser of (x) the amount of such insurance recovery (net of collection expenses) and
(y) the amount previously paid on behalf of the Common Stockholders as indemnification for such Loss. In the event that an insurance recovery is made by a Parent Party with respect to any Loss for which a Parent Party has previously been indemnified hereunder and the amount is not required to be deposited in the Escrow Fund pursuant to the foregoing sentence, then the Parent Parties shall promptly make pay an amount equal to the sum of (a) the Recovered Amount and (b) an amount equal to 38% of the portion of the Recovered Amount to be paid, pursuant to the Phantom Stock Plan and/or the Company's value creation pool, to the beneficiaries thereof as calculated by the Representatives, which portion shall in no event be greater than 12.5% of the aggregate Recovered Amount, to the

Disbursement Agent, for distribution to the Common Stockholders and the Unit Holders pursuant to the Disbursement Agent Agreement.

                  (d) If the reimbursement obligation under Section 9.1 arises in respect of any event (i) for which a Parent Party receives reimbursement pursuant to Section 9.1 (A) within one year from the Closing Date or (B) one year or more after the Closing Date and the amount of the Escrow Fund
(x) immediately following the distribution required by Section 2(b) of the Escrow Agreement and (y) on the date of such reimbursement is less than Five Million Dollars ($5,000,000) and (ii) which results in any Tax benefit to such Parent Party for any taxable period (or portion thereof) ending after the Closing Date which would not, but for such event, be available, such Parent Party shall deposit with the Escrow Agent, to be added to the Escrow Fund, an amount equal to the actual Tax savings produced by such Tax benefit reduced by the amount of any Tax detriment to such Parent Party as a result of the receipt of such reimbursement (the "Net Tax Savings"). If the reimbursement obligation under Section 9.1 arises in respect of any event (i) for which a Parent Party receives reimbursement pursuant to Section 9.1 and is not required to be deposited in the Escrow Fund pursuant to the foregoing sentence and (ii) which results in any Tax benefit to such Parent Party for any taxable period (or portion thereof) ending after the Closing Date which would not, but for such event, be available, such Parent Party shall pay, or shall cause to be paid, to the Disbursement Agent, for distribution to the Common Stockholders and the Unit Holders pursuant to the Disbursement Agent Agreement, an amount equal to the sum of (a) the Net Tax Savings and (b) an amount equal to 38% of the portion of the Net Tax Savings to be paid, pursuant to the Phantom Stock Plan and/or the Company's value creation pool, to the beneficiaries thereof as calculated by the Representatives, which portion shall in no event be greater than 12.5% of the aggregate Net Tax Savings. Tax benefits and detriments shall be taken into account in calculating the Net Tax Savings as and when actually realized. The amount of any such Tax Saving for any taxable period shall be the amount of the reduction in Taxes payable to a Tax authority by such Parent Party with respect to such Tax period (net of any Tax detriment resulting from the receipt of the reimbursement payment) as compared to the Taxes that would have been payable to a Tax authority by such Parent Party with respect to such Tax period in the absence of such Tax benefit.

                  (e) Notwithstanding any other provision to this Agreement to the contrary other than Section 6.2(b), if on the Closing Date a Parent Party has actual knowledge that one or more of the representations and warranties made by the Company was inaccurate as of the date made, the Parent Party shall have no right or remedy after the Closing with respect to such inaccuracy and shall be deemed to have waived its rights to reimbursement in respect thereof.

                  (f) Except as otherwise expressly provided in this Agreement, and except in the case of fraud, neither the affiliates, directors, stockholders, officers, employees, agents, consultants, attorneys-in-fact or other representatives of the parties hereto, nor any of their respective affiliates, directors, officers, stockholders, partners (limited or general), employees, agents, consultants, attorneys-in-fact or other representatives, shall have any liability whatsoever, whether in tort or otherwise, in respect of this Agreement or the transactions contemplated hereby or any certificate, opinion or statement given or made by any of them in connection with this Agreement or the transactions contemplated hereby or to the transactions contemplated hereby. Except with respect to third-party claims or actions, any recovery by a Parent Party from the Escrow Fund or by the Representatives or a Common Stockholder from Parent shall be limited to actual direct losses, and shall not include punitive damages, consequential damages, lost profits or rents, diminution in the value of real property or business interruption losses incurred by the Parent Party or the Representatives or Common Stockholders, as the case may be.

         9.4 Tax Treatment. Amounts paid from the Escrow Fund or to the Common Stockholders as indemnification shall be treated as adjustments to the Merger Consideration for Tax purposes.

         9.5 Assignment of Claims. If a Parent Party receives any payment from the Escrow Fund in respect of any Losses pursuant to Section 9.1 and the Parent Party could have recovered all or a part of such Losses from a third party (a "Potential Contributor") based on the underlying claim asserted against the Company or the Common Stockholder(s), the Parent Party shall assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are necessary to permit the Representatives to recover from the Potential Contributor the amount of such payment. Any payment received in respect of such claim shall be distributed (i) first (A) to the Escrow Agent, to be added to the Escrow Fund, if such payment is received (I) within one year from the Closing Date or (II) or one year or more after the Closing Date and the amount of the Escrow Fund (x) immediately following the distribution required by Section 2(b) of the Escrow Agreement and
(y) on the date of such receipt is less than $5,000,000, or (B) to the Disbursement Agent together with an amount equal to 38% of the portion of the Contribution Amount to be paid, pursuant to the Phantom Stock Plan and/or the Company's value creation pool, to the beneficiaries thereof as calculated by the Representatives, which portion shall in no event shall exceed 12.5% of the aggregate Contribution Amount, for distribution to the Common Stockholders and the Unit Holders pursuant to the Disbursement Agent Agreement, if such payment is not required to be deposited in the Escrow Fund pursuant to clause (A) above, an amount (the "Contribution Amount") equal to the aggregate payments made to the Parent Party, in respect of such claim, plus costs and expenses incurred in investigating, defending or otherwise incurred in connection with addressing such claim and (ii) the balance, if any, to the Parent Party.

         9.6 Indemnification by Parent. Parent hereby agrees to defend, indemnify and hold harmless the Common Stockholders, and shall reimburse the Common Stockholders for, from and against Losses directly or indirectly relating to, resulting from or arising out of any untrue representation, misrepresentation, breach of warranty or nonfulfillment of any covenant, agreement or other obligation by Parent or Acquisition Sub contained herein or in any certificate, document or instrument delivered to the Company pursuant hereto.

         9.7 Time Limitation; Parent. If the Closing occurs, Parent shall have no liability with respect to any representation or warranty or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before that date which is twelve (12) months from the Closing Date, the Common Stockholders notify Parent of a Loss specifying the factual basis of that Loss in reasonable detail to the extent then known by the Common Stockholders.

         9.8 Limitation on Amount; Parent. Parent shall be liable to the Common Stockholders with respect to the matters described in 9.6 in an amount not exceeding $5,000,000, for any Losses sustained by the Common Stockholders; provided that there shall not be any reimbursement obligations under Section 9.6 until the Common Stockholders have suffered aggregate Losses under Section 9.6 in excess of Two Hundred Fifty Thousand Dollars ($250,000) (the "Parent Loss Threshold"). Once the Common Stockholders aggregate Losses exceed the Parent Loss Threshold, the Parent shall reimburse the Common Stockholders for all Losses in excess of the Parent Loss Threshold.

         9.9 Procedure. The Parent Parties, on the one hand, or the Representatives, on the other hand, seeking reimbursement or indemnification pursuant to Section 9.1 or 9.6, as the case may be (the "Initiating Party"), shall promptly notify the Representative or the Parent, as the case may be (the "Receiving Party"), of any claim, demand, action or proceeding for which reimbursement or indemnification will be sought under Sections 9.1 or 9.6 of this Agreement, and, if such claim, demand, action or proceeding is a third-party claim, demand, action or proceeding, the Receiving Party will have the right (except with respect to any audit, administrative appeal or other claim, demand, action or proceeding relating to Taxes, which shall be under the control of Parent, at its option, subject to the last sentence of this Section 9.9) at its expense to assume the defense thereof using counsel reasonably acceptable to the Initiating Party. The Initiating Party shall have the right to participate, at its own expense, with respect to any such third-party claim, demand, action or proceeding. In connection with any such third-party claim, demand, action or proceeding, Parent and the Representatives shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third-party claim, demand, action or proceeding shall be settled without the prior written consent of the Initiating Party, which shall not be unreasonably withheld. If a firm written offer is made to settle any such third-party claim, demand, action or proceeding and the Receiving Party proposes to accept such settlement and the Initiating Party refuses to consent to such settlement, then: (i) the Receiving Party shall be excused from, and the Initiating Party shall be solely responsible for, all further defense of such third-party claim, demand, action or proceeding and all of the costs and expenses associated therewith; and (ii) the maximum obligation of the Receiving Party to reimburse from the Escrow Fund or indemnify the Initiating Party relating to such third-party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the Initiating Party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement. In the case of any audit, administrative appeal or other claim, demand, action or proceeding relating to Taxes in connection with which the Parent Parties are seeking reimbursement or indemnification pursuant to Section 9.1, if Parent elects to retain control of such audit or other proceeding as permitted above, Parent shall permit the Representative to participate in the defense thereof at its expense, and Parent shall not settle or otherwise compromise such audit, administrative appeal, claim, demand, action or other proceeding without the consent of the Representative unless settlement or compromise would result in no reimbursement from the Escrow Fund.

         9.10 Survival of Representations and Warranties. All representations and warranties by the parties contained in this Agreement shall survive the Closing for a period of one year, except that the representations and warranties made in Sections 3.11 and 3.17 shall survive the Closing for four
(4) years.

         9.11 Common Stockholders' Representatives. Each Common Stockholder, as a result of the approval of this Agreement by the requisite number of Common Stockholders required to approve the Merger pursuant to the DGCL, hereby appoints and designates, and, pursuant to a Stockholder Representative Agreement will appoint and designate, Art Melton and Tom Holland (the "Representatives") as representatives and attorneys-in-fact of the Common Stockholder under this Agreement and the Escrow Agreement, who shall be authorized and empowered to act jointly for each Common Stockholder under this Agreement, including, without limitation, to (i) represent each Common Stockholder at the Closing, (ii) authorize any payment to Parent from the Escrow Fund, (iii) interpret the provisions of this Agreement and the Escrow Agreement, (iv) resolve any disputes that may arise under this Agreement or the Escrow Agreement, (v) agree as to the amounts payable under Sections 2.7 and 2.8 and in connection with all other transactions contemplated hereby. In such capacity, neither of the Representatives shall have any liability to Parent unless Parent suffers any loss, damage or expense as a result of the gross negligence or willful misconduct of the Representatives. If at any time a Representative for any reason shall die, become disabled or resign, the alternate member who is closest to the top of the list of Alternate Representative appearing in Section
9.11 of the Disclosure Schedule and who is able and willing to serve as a Representative shall so serve. All consents, instructions, resolutions, decisions and actions by the Representatives shall be binding upon all of the Common Stockholders, and no Common Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same. Parent shall not have the right to object to, protest or otherwise contest any matter related to the authority of the Representatives. The Representatives shall be entitled to reimbursement from Parent of all documented reasonable expenses incurred in the performance of their duties hereunder in connection with the arbitration or litigation of any disputes under this Agreement including, without limitation, those resulting from the employment of financial advisors, attorneys, auditors and other advisors and agents assisting in the assessment of any such arbitration or litigation, provided that the Representatives have prevailed in such arbitration or litigation. As a result of the approval of this Agreement by the requisite number of Common Stockholders required to approve the Merger pursuant to the DGCL, the Common Stockholders shall be deemed to have agreed that (a) the provisions of this Section 9.11 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies any Common Stockholder may have in connection with the transactions contemplated by this Agreement, (b) the remedy at law for any breach of the provisions of this Section 9.11 would be inadequate, (c) any Common Stockholder shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if such Common Stockholder brings an action to enforce the provisions of this Section 9.11, (d) the provisions of this Section 9.11 shall be binding upon the successors and assigns of each Common Stockholder and (e) any references in this Agreement to a Common Stockholder or the Common Stockholders shall mean and include the successor to the Common Stockholders' rights hereunder. In addition, by their approval of this Agreement, the Common Stockholders shall be deemed to have waived any claims they may have or assert, including those that may arise in the future, against either of the Representatives for any action or inaction taken or not taken by such Representatives in connection with such persons' capacity as Representatives except to the extent that such action or inaction shall have been held by a court of competent jurisdiction to constitute gross negligence or willful misconduct. The Escrow Agent, Parent and the Company are hereby relieved from any liability for any acts done by them (except for acts constituting fraud or negligence) in accordance with any resolution, action, decision or instruction of the Representatives.

         9.12 Payments out of Escrow Fund. For each distribution from the Escrow Fund to the Disbursement Agent, Parent will pay an additional amount to the Disbursement Agent equal to 38% of the portion of such distribution that is to be distributed, pursuant to the Phantom Stock Plan and/or the Company's value creation pool, to the beneficiaries thereof as calculated by the Representatives, which portion shall in no event exceed 12.5% of the aggregate distribution.

         X.       MISCELLANEOUS.

         10.1 Assignability. This Agreement shall not be assignable by either party without the express written consent of the other except for assignments to subsidiaries or Affiliates of the parties hereto, provided that any such assignment or assignments shall not relieve the assigning party of any obligation or liability under this Agreement.

         10.2 Binding Effect. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors and permitted assigns of the parties hereto.

         10.3 Notices. All notices or other communications required or permitted to be given hereunder shall be (as elected by the party giving such notice): (i) personally delivered against receipt to the party to whom it is to be given with copies to all others listed, (ii) sent by telex, facsimile, or other wire transmission, (iii) transmitted by postage prepaid certified or registered mail, return receipt requested, or (iv) deposited with a reputable overnight courier, as follows:

                  (a)      If to the Company prior to Closing:

                           Fresh International Corp.
                           1020 Merrill Street
                           Salinas, California 93901
                           Telecopier: (831) 775-2320
                           Attn:  Brian McLaughlin

                           with a copy to:

                           Gibson, Dunn & Crutcher LLP
                           333 South Grand Avenue
                           Los Angeles, California  90071
                           Telecopier:  (213) 229-7520
                           Attn:  Jonathan K. Layne

                  (b)      If to Parent or Acquisition Sub:

                           Performance Food Group Company
                           12500 West Creek Parkway
                           Richmond, Virginia  23238
                           Telecopier: (804) 484-7701
                           Attn:  John D. Austin

                           with a copy to:

                           Troutman Sanders Mays & Valentine LLP
                           1111 East Main Street
                           Richmond, Virginia  23219
                           Telecopier: (804 697-1339
                           Attn:  F. Claiborne Johnston, Jr.

All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by telex, facsimile, or other wire transmission, (iii) three days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (iv) one day after being deposited with a reputable overnight courier. Any party hereto may change its address for purposes hereof by notice to all other parties.

         10.4 Counterparts and Fax. This Agreement may be executed by fax and simultaneously in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute and be the same instrument.

         10.5 Disclosure Schedule and Exhibits. The Disclosure Schedule and all Exhibits attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in the Disclosure Schedule or any Exhibits shall be deemed to refer to this entire Agreement, including the Disclosure Schedule and all Exhibits. Any item included in one Section of the Disclosure Schedule shall be deemed included on each other Section of the Disclosure Schedule.

         10.6 Governing Law and Forum. This Agreement shall in all respects be interpreted, construed, and governed by and in accordance with the laws of the State of Delaware, disregarding any conflict of laws provisions which may require the application of the law of another jurisdiction. In the event that arbitration is unavailable with respect to any action to enforce or that arises out of or in any way relates to any of the provisions of this Agreement, or in the event any action is brought to enforce the provisions of Section 10.13, such action shall be brought and prosecuted exclusively in a Federal or state court located in the State of California; and the parties hereto hereby consent to the jurisdiction of any said court and to the service of process by registered mail, return receipt requested, or by any other manner provided by the laws of such State.

         10.7 Headings. The headings and subheadings hereof are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

         10.8 Amendment. This Agreement may be amended only in a writing signed by all parties hereto.

         10.9 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the Merger and, except for the Confidentiality Agreement and the Voting Agreement, all of which survive the execution hereof, supersedes all previous agreements, understandings or discussions with respect to the subject matter hereof. Other than as specifically set forth herein or in the Voting Agreement, no representations or warranties as to the Company, the Business or otherwise have been made to Parent or Acquisition Sub by the Company or any of its Affiliates, directors, officers, stockholders, employees, agents, consultants, attorneys-in-fact or other representatives.

         10.10 Waivers. Any waiver of rights hereunder must be set forth in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive either party's rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

         10.11 Third-Party Rights. Except as set forth in Section 5.7, the provisions of this Agreement are intended for the sole benefit of the Company, Parent and Acquisition Sub and, where the context so indicates, their respective subsidiaries and Affiliates, and shall not inure to the benefit of any other Person (other than permitted assigns of the parties hereto) either as a third party beneficiary or otherwise.

         10.12 Severability. If and to the extent that any court of competent jurisdiction holds any provisions (or any part thereof) of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

         10.13    Arbitration.

                  (a) Except as set forth in Sections 2.7 and 2.8, any dispute or difference between or among the parties (such parties being referred to individually as a "Disputing Party," and, together, as the "Disputing Parties") arising out of this Agreement or the transactions contemplated hereby, which the parties are unable to resolve themselves shall be submitted to and resolved by arbitration as herein provided. Any Disputing Party may request the American Arbitration Association (the "AAA") to designate one arbitrator, who shall be qualified as an arbitrator under the standards of the AAA, who shall be a retired or former judge of any appellate or trial court of the State of California any United States appellate court or the United States District Court for any California District, who is, in any such case, not affiliated with any party in interest to such arbitration, and who has substantial professional experience with regard to corporate legal matters.

                  (b) The arbitrator shall consider the dispute at issue in San Francisco, California at a mutually agreed upon time within sixty (60) days (or such longer period as may be acceptable to the Disputing Parties or as directed by the arbitrator) of the designation of the arbitrator. The arbitration proceeding shall be held in accordance with the rules for commercial arbitration of the AAA in effect on the date of the initial request by the Disputing Party, that gave rise to the dispute to be arbitrated (as such rules are modified by the terms of this Agreement or may be further modified by mutual agreement of the Disputing Parties) and shall include an opportunity for the parties to conduct discovery in advance of the proceeding. Notwithstanding the foregoing, the Disputing Parties shall agree that they will attempt, and they intend that they and the arbitrator should use its best efforts in that attempt, to conclude the arbitration proceeding and have a final decision from the arbitrator within one hundred twenty (120) days from the date of selection of the arbitrator; provided, however, that the arbitrator shall be entitled to extend such one hundred twenty (120) day period for a total of two one hundred twenty (120) day periods. The arbitrator shall deliver a written award with respect to the dispute to each of the parties, who shall promptly act in accordance therewith. Each Disputing Party to such arbitration agrees that any award of the arbitrator shall be final, conclusive and binding and that they will not contest any action by any other party thereto in accordance with an award of the arbitrator. It is specifically understood and agreed that any party may enforce any award rendered pursuant to the arbitration provisions of this
Section 10.13 by bringing suit in any court of competent jurisdiction.

                  (c) All costs and expenses attributable to the arbitrator shall be allocated among the parties to the arbitration in such manner as the arbitrator shall determine to be appropriate under the circumstances. Except as provided in the preceding sentence, each party to the arbitration shall bear its own costs and expenses.

         10.14 Knowledge. Whenever used in this Agreement, "to the knowledge" of the Company shall be the actual knowledge of the officers and directors of the Company.

         10.15 Expenses. Except as otherwise provided herein, each party hereto shall bear its own costs and expenses.

         XI.      DEFINITIONS.

         11.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

         "AAA" shall have the meaning set forth in Section 10.13(a) of this Agreement.

         "Accounts Receivable" shall have the meaning set forth in Section 3.21 of this Agreement.

         "Acquisition Proposal" shall have the meaning set forth in Section 5.5 of this Agreement.

         "Acquisition Sub" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "Action" means any written claim, action, or suit, by or before any Governmental Authority.

         "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. With respect to the Company and the Subsidiaries, Affiliates of the Company and its Subsidiaries shall mean its and their Affiliates prior to the Effective Time.

         "Agreement of Merger" means the certificate of merger or certificate of ownership to be filed with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL.

         "Agreement" or "this Agreement" means this Agreement and Plan of Merger, dated as of August 9, 2001, by and among the Company, Parent and Acquisition Sub (including the Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions set forth in
Section 10.8.

         "Assets" shall have the meaning set forth in Section 3.7 of this Agreement.

         "Baseline Net Worth" shall have the meaning set forth in Section 2.6(a) of this Agreement.

         "Benefit Arrangements" shall have the meaning set forth in Section 3.15(b) of this Agreement.

         "Benefit Plans" shall have the meaning set forth in Section 5.8(a) of this Agreement.

         "Business" means the manufacture and distribution of packaged salads and the provision of controlled and modified atmosphere technology and related services as conducted by the Company and the Subsidiaries as of the Closing Date.

         "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Los Angeles, California.

         "Cafeteria Plan" shall have the meaning set forth in Section 3.15(b) of this Agreement.

         "Capital Leases" means all lease obligations that are treated as liabilities on the balance sheet of the Company or any Subsidiary in accordance with GAAP.

         "Closing" shall have the meaning set forth in Article I of this Agreement.

         "Closing Date" shall have the meaning set forth in Article I of this Agreement.

         "Closing Date Net Worth" means, as of the close of business, San Francisco time, on the Closing Date, the book value of the Company's total assets minus the book value of the Company's total liabilities calculated using the methodologies set forth in Exhibit 3 (it being acknowledged by all parties that the numbers contained in Exhibit 3 are for illustrative purposes only) and otherwise consistent with past practice and determined on a consolidated basis in accordance with GAAP.

         "Closing Date Payments" shall have the meaning set forth in Section 2.5(a) of this Agreement.

         "Closing Fees" shall have the meaning set forth in Section 2.5(a) of this Agreement.

         "Closing Payment Statement" shall have the meaning set forth in Section 2.5(a) of this Agreement.

         "Closing Statement" shall have the meaning set forth in Section 2.7(b) of this Agreement.

         "COBRA" shall have the meaning set forth in Section 3.15(e) of this Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Common Shares Outstanding" means the number of shares of the Common Stock outstanding immediately prior to the Effective Time.

         "Common Stock" means the Company's Common Stock, no par value.

         "Common Stockholders" means the Persons who, on the Closing Date, beneficially own shares of Common Stock.

         "Company" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "Company Indebtedness" means the aggregate amount (i) of the principal of, any accrued but unpaid interest on, the Company's bank line of credit, short- and long-term indebtedness for borrowed money (including any Capital Leases with respect to which there is a Required Consent which has not been obtained by the date which is two (2) Business Days prior to Closing and any Capital Leases which Parent elects, by written notice to the Company at least twenty (20) Business Days prior to the Closing not to assume, but not including any other Capital Leases or any operating leases), calculated as of July 31, 2001, and (ii) any prepayment penalties associated with the payment by or on behalf of the Company at Closing, or acceleration as a result of the consummation of the transactions contemplated by this Agreement, of any amounts described in (i) hereof.

         "Company Intellectual Property" shall have the meaning set forth in
Section 3.9 of this Agreement.

         "Company Persons" shall have the meaning set forth in Section 5.8 of this Agreement.

         "Confidentiality Agreement" means the letter agreement dated as of January 10, 2001 between the Company and Parent.

         "Contingent Payment" shall have the meaning set forth in Section 2.8(a) of this Agreement.

         "Contribution Amount" shall have the meaning set forth in Section 9.5 of this Agreement.

         "Control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

         "Deferred Compensation" shall have the meaning set forth in Section 2.5(a) of this Agreement.

         "DGCL" means the Delaware General Corporation Law as in effect at the Closing Date.

         "Disbursement Agent" shall have the meaning set forth in Section 2.7(d) of this Agreement.

         "Disbursement Agent Agreement" shall have the meaning set forth in
Section 2.7(d) of this Agreement.

         "Disclosure Schedule" means the Disclosure Schedule agreed to by the parties and incorporated as a part of this Agreement.

         "Disputing Party" shall have the meaning set forth in Section 10.13(a) of this Agreement.

         "Dissenting Stockholders" shall have the meaning set forth in Section
2.9 of this Agreement.

         "DOJ" shall have the meaning set forth in Section 5.3(a) of this Agreement.

         "DOL" shall have the meaning set forth in Section 3.15(d) of this Agreement.

         "Effective Time" shall have the meaning set forth in Section 2.3 of this Agreement.

         "Employment Agreement" shall have the meaning set forth in Section 3.15(a) of this Agreement.

         "Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, other than restrictions imposed by securities laws.

         "Environmental Law" means any applicable Law in effect on the Closing Date relating to: (i) the protection, investigation or restoration of the environment or natural resources; or (ii) the handling, use, presence, disposal, treatment, storage, release or threatened release of any Hazardous Substance, including but not limited to the Comprehensive Environmental Liability, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act and the Clean Air Act.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Agent" shall have the meaning set forth in Section 2.5(b) of this Agreement.

         "Escrow Agreement" shall have the meaning set forth in Section 2.5(b) of this Agreement.

         "Escrow Amount" shall have the meaning set forth in Section 2.5(b) of this Agreement.

         "Escrow Fund" means the funds held by the Escrow Agent from time to time pursuant to the Escrow Agreement.

         "Estimated Closing Date Net Worth" shall have the meaning set forth in
Section 2.7(a) of this Agreement.

         "Final Calculation" shall have the meaning set forth in Section 2.8(c) of this Agreement.

         "Final Closing Date Net Worth" shall have the meaning set forth in
Section 2.7(d) of this Agreement.

         "Financial Statement" shall have the meaning set forth in Section 3.5(a) of this Agreement.

         "Firm" shall have the meaning set forth in Section 2.7(c) of this Agreement.

         "Fruit Sales" shall have the meaning set forth in Section 2.8(a) of this Agreement.

         "FTC" shall have the meaning set forth in Section 5.3(a) of this Agreement.

         "GAAP" means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

         "Government Antitrust Authority" shall have the meaning set forth in
Section 5.3(c) of this Agreement.

         "Governmental Authority" means any United States federal, state or local governmental, regulatory or administrative agency or any court.

         "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         "Hazardous Substance" means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product; and (iii) any other substance which is the subject of regulatory action by any Governmental Authority pursuant to any Environmental Law.

         "HIPPA" shall have the meaning set forth in Section 3.15(e) of this Agreement.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "Indebtedness" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations (contingent or otherwise) of such Person for the deferred purchase price of assets, property or services other than trade payables incurred in the ordinary course of business, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and
(h) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, in each case together with all accrued interest and accrued fees thereon.

         "Indemnified Individual(s)" shall have the meaning set forth in Section 5.7(a) of this Agreement.

         "Indemnified Liabilities" shall have the meaning set forth in Section 5.7(a) of this Agreement.

         "Initial Merger Consideration" shall have the meaning set forth in
Section 2.6(a) of this Agreement.

         "Initial Per Share Merger Consideration" shall have the meaning set forth in Section 2.6(a) of this Agreement.

         "Initiating Party" shall have the meaning set forth in Section 9.9 of this Agreement.

         "Intellectual Property" means all material patents, trade marks, trade names, trademark registrations, service names, service marks, copyrights and applications therefor.

         "IRS" means the Internal Revenue Service of the United States.

         "Law" means any Governmental Order or any law, statute, ordinance, rule or regulation of any Governmental Authority, or any binding agreement with any Governmental Authority.

         "Leased Real Property" means the real property leased by the Company or any Subsidiary, as tenant, together with, to the extent leased by the Company or any Subsidiary, all buildings and other structures, facilities or improvements currently located thereon.

         "Letter of Transmittal" shall have the meaning set forth in Section
2.10 of this Agreement.

         "Liabilities" means any and all debts, liabilities and obligations, including those arising under any Law, Action or Governmental Order and those arising under any contract.

         "Losses" shall have the meaning set forth in Section 9.1 of this Agreement.

         "Loss Threshold" shall have the meaning set forth in Section 9.3(b) of this Agreement.

         "Material Adverse Effect" means any circumstance, change in, or effect on the Business, the Company or any Subsidiary that, individually or in the aggregate with any other circumstances, changes in or effects on the Business, the Company or any Subsidiary, is materially adverse to the business or the financial condition of the Company and the Subsidiaries taken as a whole, other than any circumstance, change in or effect arising out of (a) general economic conditions, (b) conditions generally affecting industries in which the Company operates, (c) the financial markets, or (d) the entering into or the public announcement or disclosure of this Agreement or the transactions contemplated hereby.

         "Material Contracts" shall have the meaning set forth in Section 3.8 of this Agreement.

         "Merger" shall have the meaning set forth in the recitals of this Agreement.

         "Merger Consideration" shall mean the Initial Merger Consideration, net of adjustment pursuant to Section 2.7 of this Agreement, plus any amount paid by the Parent pursuant to Section 2.8 of this Agreement and any portion of the Escrow Fund released to the Common Stockholders or Unit Holders pursuant to the Escrow Agreement.

         "Net Tax Savings" shall have the meaning set forth in Section 9.3(d) of this Agreement.

         "Non-Competition Agreement" shall have the meaning set forth in Section 6.5(e) of this Agreement.

         "Non-Investment Agreements" shall have the meaning set forth in Section 6.5(f) of this Agreement.

         "Operating Income" shall have the meaning set forth in Section 2.8(a) of this Agreement.

         "Other Deferred Compensation" shall have the meaning set forth in
Section 2.5(a) of this Agreement.

         "Owned Real Property" means the real property owned by the Company or any Subsidiary, together with all buildings and other structures, facilities or improvements currently located thereon.

         "Parent Benefit Plans" shall have the meaning set forth in Section 5.8 of this Agreement.

         "Parent Material Adverse Affect" means any circumstance, change in, or effect on the business of Parent that, individually or in the aggregate with any other circumstances, changes in or effects on such business, is materially adverse to the business or the financial condition of the Parent and its subsidiaries taken as a whole, other than any circumstance, change in or effect arising out of (a) general economic conditions, (b) conditions generally affecting industries in which Parent operates, (c) the financial markets, or (d) the entering into or the public announcement or disclosure of this Agreement or the transactions contemplated hereby.

         "Parent" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "Parent Employment Agreements" shall have the meaning set forth in
Section 6.5(c) of this Agreement.

         "Parent Loss Threshold" shall have the meaning set forth in Section 9.8 of this Agreement.

         "Parent Parties" shall have the meaning set forth in Section 9.1 of this Agreement.

         "PBGC" shall have the meaning set forth in Section 3.15(c) of this Agreement.

         "Pension Plan" shall have the meaning set forth in Section 3.15(b) of this Agreement.

         "Per Share Merger Consideration" means the quotient of the Merger Consideration divided by the number of Common Shares Outstanding.

         "Percentage of Dissenting Stockholders" means the fraction, expressed as a percentage, the numerator of which is the number of Common Shares Outstanding held by Common Stockholders other than Dissenting Stockholders, and the denominator of which is the number of Common Shares Outstanding.

         "Permit" means any permit, franchise, authorization or other license or approval issued or granted by any Governmental Authority.

         "Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable for which adequate reserves are maintained on the financial statements of the Company and the Subsidiaries as of the Closing Date;
(b) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings (and for which adequate reserves are maintained on the financial statements of the Company and the Subsidiaries as of the Closing Date in conformity with GAAP consistently applied); (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice and (e) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and anticipated purposes.

         "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity.

         "Phantom Deferred Compensation" shall have the meaning set forth in
Section 2.5(a) of this Agreement.

         "Phantom Stock Plan" means the Company's Phantom Stock Plan, as amended from time to time.

         "Plans" shall have the meaning set forth in Section 3.15(b) of this Agreement.

         "Potential Contributors" shall have the meaning set forth in Section
9.1 of this Agreement.

         "Proposed Calculations" shall have the meaning set forth in Section 2.8(c) of this Agreement.

         "Quarterly Periods" shall have the meaning set forth in Section 2.8(c) of this Agreement.

         "Real Property" means, collectively, the Leased Real Property and the Owned Real Property.

         "Receiving Party" shall have the meaning set forth in Section 9.9 of this Agreement.

         "Recovered Amount" shall have the meaning set forth in Section 9.3(c) of this Agreement.

         "Reference Balance Sheet" shall have the meaning set forth in Section 3.5(a) of this Agreement.

         "Remediation Cost" shall have the meaning set forth in Section 5.12 of this Agreement.

         "Representatives" shall have the meaning set forth in Section 9.11 of this Agreement.

         "Required Consents" means the consents, approvals and waivers identified in Section 3.4 of the Disclosure Schedule.

         "Subsidiaries" means any and all corporations, partnerships, joint ventures, associations and other entities in which the Company, directly or indirectly through one or more intermediaries, owns any capital stock or equity interest. The Subsidiaries are listed in Section 3.2(b) of the Disclosure Schedule.

         "Surviving Corporation" shall have the meaning set forth in Section 2.2 of this Agreement.

         "Synergies" shall have the meaning set forth in Section 2.8(a) of this Agreement.

         "Tax" or "Taxes" means any and all United States federal, state, county or local, or foreign or provincial taxes, assessments, duties, levies or similar charges of any kind including, without limitation, all income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, value added, alternative or added minimum, ad valorem or transfer tax, or any other tax, custom, duty or governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Authority.

         "Tax Returns" means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

         "Taylor Agreement" shall have the meaning set forth in Section 9.1 of this Agreement.

         "Unit" shall have the meaning set forth in Section 2.5(a) of this Agreement.

         "Unit Holder" shall have the meaning set forth in Section 2.5(a) of this Agreement.

         "VEBA" shall have the meaning set forth in Section 3.15(b) of this Agreement.

         "Voting Agreement" shall have the meaning set forth in the recitals of this Agreement.

         "Welfare Benefit Fund" shall have the meaning set forth in Section 3.15(c) of this Agreement.

         "Welfare Plan" shall have the meaning set forth in Section 3.15(b) of this Agreement.

         IN WITNESS WHEREOF, the duly authorized officers or representatives of the parties hereto have duly executed this Agreement and Plan of Merger on the date first written above.

                                  THE COMPANY

                                  FRESH INTERNATIONAL CORP.,
                                  a Delaware corporation


                                  By:
                                     -------------------------------------------
                                  Name:
                                  Title:


                                  PARENT

                                  PERFORMANCE FOOD GROUP COMPANY,
                                  a Tennessee corporation


                                  By:
                                     -------------------------------------------
                                  Name:
                                  Title:


                                  ACQUISITION SUB

                                  PFGC ACQUISITION CORP.,
                                  a Delaware corporation


                                  By:
                                     -------------------------------------------
                                  Name:
                                  Title: